Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

February 28, 2006

among

CENTRAL GARDEN & PET COMPANY,

The Subsidiary Borrowers from Time to Time Party Hereto

The Lenders from Time to Time Party Hereto

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

as Administrative Agent

BANK OF AMERICA, N.A.

as Syndication Agent

and

CIBC WORLD MARKETS CORP., SUNTRUST BANK

and UNION BANK OF CALIFORNIA, N.A.,

as Co-Documentation Agents

J.P. MORGAN SECURITIES INC. and BANC OF AMERICA SECURITIES LLC,

as Joint Bookrunners and Joint Lead Arrangers

(continued)

(continued)

(continued)

(continued)

v

(continued)

Page
SCHEDULES:

Schedule 2.01	–	Commitments

Schedule 2.02	–	Mandatory Cost

Schedule 2.06	–	Existing Letters of Credit

Schedule 3.01	–	Subsidiaries

Schedule 3.06	–	Disclosed Matters

Schedule 3.15	–	Insurance

Schedule 6.01	–	Existing Indebtedness

Schedule 6.02	–	Existing Liens

Schedule 6.08	–	Restrictive Agreements

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption

Exhibit B-1	–	Form of Opinion of Loan Parties’ Counsel

Exhibit B-2	–	Form of Opinion of Loan Parties’ Local U.S. Counsel

Exhibit C	–	Form of Commitment and Acceptance

Exhibit D	–	Form of Written Money Transfer Instruction

Exhibit E	–	List of Closing Documents

Exhibit F-1	–	Form of Borrowing Subsidiary Agreement

Exhibit F-2	–	Form of Borrowing Subsidiary Termination

Exhibit G	–	Form of Pledge and Security Agreement (U.S.)

Exhibit H	–	Form of Subsidiary Guaranty (U.S.)

Exhibit I	–	Form of Compliance Certificate

CREDIT AGREEMENT dated as of February 28, 2006 among CENTRAL GARDEN & PET COMPANY, the SUBSIDIARY BORROWERS from time to time party hereto, the LENDERS from time to time party hereto, BANK OF AMERICA, N.A., as Syndication Agent, and CIBC WORLD MARKETS CORP., SUNTRUST BANK and UNION BANK OF CALIFORNIA, N.A., as Co-Documentation Agents, and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the sum of (i) (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus, without duplication, (ii) in the case of Loans by a Lender from its office or branch in the United Kingdom, the Mandatory Cost.

“Administrative Agent” means JPMorgan Chase Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Foreign Subsidiary” means any Foreign Subsidiary to the extent such Foreign Subsidiary acting as a Subsidiary Guarantor would (a) be prohibited by applicable law or (b) would cause a Deemed Dividend Problem.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitment” means the aggregate of the Revolving Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions of this Agreement. As of the Effective Date, the Aggregate Revolving Commitment is $350,000,000.

“Aggregate Tranche B Term Loan Commitment” means the aggregate of the Tranche B Term Loan Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions of this Agreement. As of the Effective Date, the Aggregate Tranche B Term Loan Commitment is $300,000,000.

“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling, (iv) Canadian Dollars, (v) Australian Dollars, (vi) Japanese Yen and (vii) any other currency agreed to by the Administrative Agent.

“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the sum of the total Revolving Commitments and the total Term Loan Commitments at such time that is represented by the sum of such Lender’s Revolving Commitment and Term Loan Commitment at such time; provided, however, that (i) if the Revolving Commitments have terminated or expired, the Applicable Percentage shall be determined based upon Revolving Credit Exposure at such time and (ii) if any of the Term Loan Commitments have terminated or expired, the Applicable Percentage shall be determined based upon the outstanding principal amount of the applicable Term Loans at such time.

“Applicable Pledge Percentage” means 100%, but 65% in the case of a pledge of Equity Interests in a Foreign Subsidiary to the extent a 100% pledge would cause a Deemed Dividend Problem.

“Applicable Rate” means, for any day:

(a) with respect to any Tranche B Term Loan that is an ABR Loan, .50% per annum;

(b) with respect to any Tranche B Term Loan that is a Eurocurrency Loan, 1.50% per annum; and

(c) with respect to any ABR Loan or Eurocurrency Loan that is a Revolving Loan, or with respect to the Letter of Credit participation fees described in Section 2.12(b)(i) or the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Revolving Loan ABR Spread”, “Revolving Loan Eurocurrency Spread and Letter of Credit Participation Fees” or “Commitment Fee Rate,” as the case may be, based upon the Leverage Ratio as reflected in the then most recently delivered Financials:

Pricing Level:	Total Leverage Ratio:	Revolving Loan ABR Spread:	Revolving Loan Eurocurrency Spread and Letter of Credit Participation Fees:	Commitment Fee Rate:
Level I	Less than 2.0 to 1.0	0.00%	0.75%	0.175%
Level II	Greater than or equal to 2.0 to 1.0 but less than 2.5 to 1.0	0.00%	0.875%	0.20%
Level III	Greater than or equal to 2.5 to 1.0 but less than 3.0 to 1.0	0.00%	1.00%	0.225%
Level IV	Greater than or equal to 3.0 to 1.0 but less than 3.5 to 1.0	0.00%	1.125%	0.25%
Level V	Greater than or equal to 3.5 to 1.0 but less than 4.0 to 1.0	0.125%	1.25%	0.275%
Level VI	Greater than or equal to 4.0 to 1.0	0.25%	1.375%	0.30%

For purposes of, and notwithstanding, this clause (c),

(i) if at any time the Company fails to deliver the Financials required under Section 5.01(a) or 5.01(b) on or before the date such Financials are due, Pricing Level VI shall be deemed applicable until five (5) Business Days after such Financials are actually delivered, after which the Applicable Rate shall be determined in accordance with the table above;

(ii) adjustments, if any, to the Applicable Rate then in effect shall be effective five (5) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii) each determination of the Applicable Rate for purposes of this clause (c) made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrowers and each Lender (absent manifest error).

Notwithstanding the foregoing, during the period beginning on the Effective Date and ending on the date of delivery of the applicable Financials for the quarter ending March 25, 2006, the Applicable Rate for purposes of this clause (c) shall be based on Pricing Level VI, and thereafter, the Applicable Rate shall be determined in accordance with the preceding table and provisions.

“Applicable Revolving Credit Percentage” means, with respect to any Lender that has a Revolving Commitment, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Revolving Credit Percentage shall be determined based upon the percentage of the total Revolving Credit Exposures represented by such Lender’s Revolving Credit Exposure.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Approximate Equivalent Amount” of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the nearest amount of such currency as determined by the Administrative Agent from time to time.

“Asset Sale” means any sale, transfer, lease or other disposition (including pursuant to a Sale and Leaseback Transaction) of any property or asset of the Company or any of its Subsidiaries (including a disposition of Equity Interests of any Person), in one or a series of transactions.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Receivables Indebtedness” at any time shall mean the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.

“Australian Dollars” means the lawful currency of Australia.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Loan Maturity Date and the date of termination of the Revolving Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Subsidiary Borrower.

“Borrowing” means Loans (including one or more Swingline Loans) of the same Class, Type, and currency made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by any Borrower for a Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit F-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit F-2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed;

provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the applicable Agreed Currency in the London interbank market (and, if the Borrowings are denominated in euro, a day upon which such clearing system as is determined by the Administrative Agent to be suitable for clearing or settlement of euro is open for business).

“Canadian Dollars” means the lawful currency of Canada.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than William E. Brown, of Equity Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Company by any Person or group; or (d) any “Change in Control” under and as defined in the Senior Subordinated Note Indenture.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche B Term Loans, Incremental Term Loans or Swingline Loans, and (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, a Tranche B Term Loan Commitment or an Incremental Term Loan Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agent” means CIBC World Markets Corp., SunTrust Bank or Union Bank of California, N.A., in its respective capacity as a co-documentation agent for the credit facility evidenced by this Agreement.

“Collateral” means all property and interests in personal property now owned or hereafter acquired by any Loan Party in or upon which a security interest or Lien is from time to time granted to the Administrative Agent, for the benefit of the Holders of Secured Obligations, whether under a Pledge and Security Agreement, under any of the other Collateral Documents or under any of the other Loan Documents.

“Collateral Documents” means all agreements, instruments and documents executed in connection with this Agreement pursuant to which the Administrative Agent is granted a security interest in Collateral, including, without limitation, each Pledge and Security Agreement and all other security agreements, control agreements, collateral access agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, mortgages, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of the Company or any of its Subsidiaries and delivered to the Administrative Agent or any of the Lenders, together with all agreements and documents referred to therein or contemplated thereby.

“Commitment” means a Revolving Commitment, a Tranche B Term Loan Commitment and/or an Incremental Term Loan Commitment.

“Commitment and Acceptance” is defined in Section 2.20.

“Company” means Central Garden & Pet Company, a Delaware corporation.

“Computation Date” is defined in Section 2.04.

“Consolidated EBITDA” means, with reference to any period, (a) Consolidated Net Income for such period, plus, (b) without duplication and to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary non-cash losses incurred other than in the ordinary course of business and (vi) non-cash restructuring charges minus, (c) without duplication and to the extent included in determining such Consolidated Net Income, extraordinary non-cash gains realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis. For purposes of this Agreement, Consolidated EBITDA for any period of four (4) consecutive fiscal quarters during which an acquisition shall have been made by the Company or any Subsidiary shall be calculated after giving pro forma effect (calculated in a manner reasonably acceptable to the Administrative Agent) to such acquisition, as if such acquisition occurred on the first day of such four (4) fiscal quarter period. Without limiting the foregoing, the portion of Consolidated EBITDA attributable to Farnam and its subsidiaries for the period of time prior to the Farnam Acquisition shall be (w) $11,629,540 for the fiscal quarter ending in March 2005, (x) $8,400,670 for the fiscal quarter ending in June 2005, (y) $5,833,852 for the fiscal quarter ending in September 2005 and (z) $2,054,963 for the fiscal quarter ending in December 2005.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Company and its Subsidiaries calculated on a consolidated basis for such period with respect to (a) all outstanding Indebtedness of the Company and its Subsidiaries allocable to such period in accordance with GAAP and Swap Agreements (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP) and (b) the interest component of all Attributable Receivable Indebtedness of the Company and its Subsidiaries for such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.

“Consolidated Net Worth” means, as of the date of any determination thereof, the consolidated stockholders’ equity of the Company and its Subsidiaries, calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means at any time, the aggregate Indebtedness of the Company and its consolidated Subsidiaries as of such time. Solely for purposes of the calculations the Total Leverage Ratio hereunder, the aggregate amount of Indebtedness of the Company and its Subsidiaries shall be equal to (i) the sum of clauses (a) through (o) in the definition of “Indebtedness”, minus (ii) a working capital adjustment of $50,000,000 as of the last day of each fiscal quarter ending in March of each fiscal year, plus (iii) a working capital adjustment of $50,000,000 as of the last day of each fiscal quarter ending in September of each fiscal year.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” is defined in Section 4.02.

“Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Company or the applicable parent Domestic Subsidiary under Section 956 of the Code and the effect of such repatriation causing material adverse tax consequences to the Company or such parent Domestic Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Stock” means any preferred stock or other Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the latest of the Revolving Loan Maturity Date, the Tranche B Term Loan Maturity Date and any maturity date applicable to a tranche of Incremental Term Loans.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in such currency of such amount of Dollars if such currency is a Foreign Currency, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such currency on the London market at 11:00 a.m., London time, on or as of the most recent Computation Date provided for in Section 2.04.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America or any state thereof or the District of Columbia.

“Domestic Subsidiary Borrower” means any Domestic Subsidiary that has been designated as a Subsidiary Borrower pursuant to Section 2.23 and that has not ceased to be a Subsidiary Borrower pursuant to such Section.

“Effective Date” means the date on or before April 30, 2006 on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU” means the European Union.

“euro” and/or “EUR” means the single currency of the participating member states of the EU.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each of the Agreed Currencies which is a Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any fiscal year of the Company, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the disposition of property by the Company and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Company and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of asset dispositions that have not yet been used to pay down the Loans), (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent mandatory or optional reductions of the Revolving Commitments and all mandatory or optional prepayments of the Term Loans during such fiscal year, other than, in any such case, mandatory prepayments resulting from Excess Cash Flow pursuant to Section 2.11(b)(v), (iv) the aggregate amount of all regularly scheduled principal payments of Long-Term Debt (including the Term Loans) of the Company and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Working Capital for such fiscal year, and (vi) the aggregate net amount of non-cash gain on the disposition of property by the Company and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Credit Agreement” means that certain Credit Agreement dated as of May 14, 2003 by and among the Company, the lenders party thereto and Canadian Imperial Bank of Commerce, as administrative agent, as the same may have been amended, restated, supplemented or otherwise modified from time to time prior to the Effective Date hereof.

“Existing Letters of Credit” is defined in Section 2.06(k).

“Farnam” means Farnam Companies, Inc., an Arizona corporation.

“Farnam Acquisition” means the acquisition by the Company of all of the issued and outstanding stock of Farnam for a purchase price not to exceed $300,000,000 on the terms and conditions set forth in the Farnam Stock Purchase Agreement.

“Farnam Sellers” has the meaning set forth in the defined term “Farnam Stock Purchase Agreement”.

“Farnam Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of January 19, 2006, by and among the Company, The Duff Family Revocable Trust and The Bassham Trust (such trusts, collectively, the “Farnam Sellers”), together with all exhibits and schedules thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Assistance Problem” means, with respect to any Foreign Subsidiary, the inability of such Foreign Subsidiary to become a Subsidiary Guarantor or to permit its Equity Interests to be pledged pursuant to a pledge agreement on account of legal or financial limitations imposed by the jurisdiction of organization of such Foreign Subsidiary or other relevant jurisdictions having authority over such Foreign Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Company required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“Foreign Currencies” means each Agreed Currency other than Dollars.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower” means any Foreign Subsidiary that has been designated as a Subsidiary Borrower pursuant to Section 2.23 and that has not ceased to be a Subsidiary Borrower pursuant to such Section.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holders of Secured Obligations” means the holders of the Secured Obligations from time to time and shall include (i) each Lender and the Issuing Bank in respect of its Loans and LC Exposure, (ii) the Administrative Agent, the Issuing Bank and the Lenders in respect of all other present and future obligations and liabilities of the Company and each of its Subsidiaries of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and affiliate of such Lender in respect of Swap Agreements entered into with such Person by the Company or its Subsidiaries, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Company or its Subsidiaries to such Person under this Agreement or under the other Loan Documents, and (v) in the case of each Person described in clauses (i) through (iv), such Person’s respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Increase Effective Date” is defined in Section 2.20(c).

“Increase Notice” is defined in Section 2.20(b).

“Incremental Term Loan” is defined in Section 2.20(a).

“Incremental Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Incremental Term Loan hereunder on the applicable Increase Effective Date pursuant to Section 2.20, expressed as an amount representing the maximum principal amount of the Incremental Term Loan to be made by such Lender on such Increase Effective Date hereunder.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) the net obligations of such

Person under any Swap Agreement or under any similar type of agreement, (l) all Disqualified Stock of such Person, (m) all Off-Balance Sheet Liabilities of such Person, (n) obligations of such Person under any earn-out provision and (o) all Attributable Receivables Indebtedness of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of determining Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated January 2006 relating to the Company and the Transactions.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing or a Term Loan Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, such longer period as may be agreed to by all of the Lenders) thereafter, as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means (i) JPMorgan Chase Bank, National Association, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i), and (ii) solely with respect to the Existing Letters of Credit deemed issued by such Person on the Effective Date hereof (but not any extensions, renewals, replacements or increases of such Existing Letters of Credit), Canadian Imperial Bank of Commerce and SunTrust Bank. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. For the avoidance of doubt, all references contained in this Agreement and the other Loan Documents to “the Issuing Bank” shall be deemed to apply equally to each of the institutions referred to in this definition in their respective capacities as Issuing Banks of any and all Letters of Credit issued by each such institution.

“Japanese Yen” means the lawful currency of Japan.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Revolving Credit Percentage of the total LC Exposure at such time.

“Lead Arrangers” means each of J.P. Morgan Securities Inc. and Banc of America Securities LLC, and its respective successors, in its capacity as joint lead arranger and joint bookrunner for the credit transaction evidenced by this Agreement.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement (including Existing Letter of Credit deemed issued hereunder).

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on, in the case of Dollars, Page 3750 of the Dow Jones Market Service and, in the case of any Foreign Currency, the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency (or, in each case, on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Agreed Currency in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in the relevant Agreed Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the relevant Agreed Currency in an Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Loan Documents” means this Agreement (including the Company’s Guarantee included in Article X hereof), each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, each Subsidiary Guaranty, each Pledge and Security Agreement, each other Collateral Document, any promissory notes executed and delivered pursuant to Section 2.10(f) and any and all other instruments and documents (including any subordination agreements) executed and delivered in connection with any of the foregoing.

“Loan Parties” means, collectively, the Borrowers and the Subsidiary Guarantors.

“Local Time” means (i) Chicago time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars to, or for the account of, the Company or any Domestic Subsidiary Borrower and (ii) local time at the place of the relevant Loan or Borrowing (or such earlier local time as is necessary for the relevant funds to be received and transferred to the Administrative Agent for same day value on the date the relevant reimbursement obligation is due) in the case of a Loan or Borrowing which is denominated in a Foreign Currency or which is to, or for the account of, a Foreign Subsidiary Borrower.

“Long-Term Debt” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Mandatory Cost” is described in Schedule 2.02.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole or (b) the ability of any Borrower or any other Loan Party to perform any of its obligations under this Agreement or any other Loan Document or (c) the value of all or any material part of the Collateral or on the Administrative Agent’s Liens on the Collateral (on behalf of itself and the Holders of Secured Obligations) or the priority of such Liens or (d) the rights of or benefits available to the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $10,000,000.

“Material Subsidiary” means (a) each Subsidiary Borrower and (b) each other Subsidiary (examined on a consolidated basis with its respective Subsidiaries) (i) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01, contributed greater than five percent (5%) of the Company’s Consolidated EBITDA for such period or (ii) which contributed greater than five percent (5%) of the Company’s Consolidated Total Assets as of such date, excluding any Receivables Entity.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and out-of-pocket expenses paid by the Company and its Subsidiaries to third parties (other than fees and expenses paid to Affiliates at prices or on terms and conditions less favorable to the Company or any such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a Sale and Leaseback Transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Company and its Subsidiaries as a result of such event to repay Indebtedness (other than the Secured Obligations) secured by such asset, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Company and its Subsidiaries, and the amount of any reserves established by the Company and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Company); provided that “Net Proceeds” shall include on a dollar-for-dollar basis all amounts remaining in such reserve after such liability shall have been satisfied in full or terminated.

“OFAC” is defined in Section 3.19.

“Off-Balance Sheet Liabilities” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person (including Attributable Receivables Indebtedness), (b) any indebtedness, liability or obligation under any Sale and Leaseback Transaction which is not a Capital Lease Obligation, (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (d) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than Operating Leases).

“Operating Lease” of a Person means any lease of property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Operating Lease Obligations” means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate which would be applied under GAAP if such Operating Lease were a Capital Lease under GAAP) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of the Company and its Subsidiaries.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Borrowing.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means (i) subject to the satisfaction of the terms and conditions applicable thereto set forth in this Agreement, the Farnam Acquisition and (ii) any other acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by the Company or any Subsidiary of all or substantially all the assets of, or resulting in ownership of more than 50% of the Equity Interests in, a Person or a division or line of business of a Person if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would arise after giving effect thereto, (b) such Person or division or line of business is engaged in the same or a similar line of business as the Company and its Subsidiaries on the Effective Date or a business reasonably related thereto, (c) in the case of an acquisition resulting in ownership of more than 50% of the Equity Interests in a Person, the Company shall directly or indirectly (through one or more Subsidiaries) Control such Person, (d) without limiting the preceding clause (a), all actions required to be taken with respect to any acquired, newly formed or resulting Subsidiary under Section 5.09 and Section 5.10 shall have been taken and, in the case of an acquisition or involving a merger or consolidation, the Company and its Subsidiaries shall be in compliance with Section 6.03 and (e) the Company and its Subsidiaries are in compliance, on a pro forma basis reasonably acceptable to the Administrative Agent after giving effect to such acquisition (without giving effect to any synergies or cost savings), with the covenants contained in Sections 6.14 and 6.15 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration paid in respect of such acquisition exceeds $50,000,000, the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company to such effect, together with all relevant financial information, statements and projections reasonably requested by the Administrative Agent.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

provided that, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Receivables Facility” shall mean the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale or pledge by the Company and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Company and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the Company and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents; provided, that (i) the maximum aggregate amount of Attributable Receivables Indebtedness permitted to be outstanding (and the actual amount outstanding) thereunder shall not exceed $100,000,000 at any time, and (ii) the investors party thereto shall have entered into an intercreditor agreement with the Administrative Agent, for itself and the Holders of Secured Obligations, in form and substance reasonably satisfactory to the Administrative Agent, providing for the treatment of Liens on the Permitted Receivables Facility Assets.

“Permitted Receivables Facility Assets” shall mean (i) Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (ii) loans to the Company and its Subsidiaries secured by Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are made pursuant to the Permitted Receivables Facility.

“Permitted Receivables Facility Documents” shall mean each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably satisfactory to the Administrative Agent, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (i) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Company or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement, (ii) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any material respect to the interests of the Lenders and (iii) any such amendments, modifications, supplements, refinancings or replacements are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge and Security Agreement” means (i) that certain Pledge and Security Agreement dated as of the Effective Date in the form of Exhibit G by and among the Loan Parties party thereto and the Administrative Agent for the benefit of the Holders of Secured Obligations or (ii) any similar pledge and/or security agreement governed by applicable local law with respect to a Foreign Subsidiary (modified as deemed reasonably acceptable by the Administrative Agent to reflect foreign law provisions, customs and practices), in any such case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, National Association as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Proposed New Lender” is defined in Section 2.20.

“PTR Scheme” means the Provisional Treaty Relief scheme as described in the United Kingdom’s Inland Revenue Guidelines dated January 2003 and administered by H.M. Revenue & Custom’s Centre for Non-Residents.

“Receivables” shall mean all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

“Receivables Entity” shall mean a wholly-owned Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Company or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Company certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Sellers” shall mean the Company and those Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, unused Revolving Commitments, outstanding principal amount of the Term Loans and unused Term Loan Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, unused Revolving Commitments, the aggregate outstanding principal amount of the Term Loans and unused Term Loan Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and

Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or Commitment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.

“Revolving Commitment Increase” is defined in Section 2.20(a).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means any Lender with a Revolving Commitment.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“Revolving Loan Maturity Date” means February 28, 2011.

“S&P” means Standard & Poor’s.

“Sale and Leaseback Transaction” means any sale or other transfer of assets or property by any Person with the intent to lease any such asset or property as lessee.

“Secured Obligations” means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries to any of the Holders of Secured Obligations, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or any Swap Agreement between any Loan Party and a Lender or affiliate thereof or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“Senior Subordinated Note Indenture” means that certain Indenture, dated as of January 30, 2003, by and among the Company and certain of its Subsidiaries and Wells Fargo Bank, National Association, as trustee thereunder, as the same may be amended, restated, supplemented, modified, extended, refinanced or replaced from time to time pursuant to the terms of this Agreement.

“Senior Subordinated Notes” means the Company’s 9.125% Senior Subordinated Notes due 2013 issued pursuant to the Senior Subordinated Note Indenture in an aggregate principal amount of $150,000,000, as the same may be amended, restated, supplemented, modified, extended, refinanced or replaced from time to time pursuant to the terms of this Agreement.

“Solvent” means, in reference to any Person, (a) the fair value (measured on a going concern basis) of the assets of such Person and its subsidiaries, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value (measured on a going concern basis) of the property of such Person and its subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (c) such Person and its subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person and its subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall, in the case of US Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries incurred from time to time the payment of which and, if applicable, Liens securing such Indebtedness, are subordinated to payment of the Secured Obligations under the Loan Documents to the written satisfaction of, and the terms and conditions of which are otherwise reasonably satisfactory to, the Administrative Agent, including, without limitation, the Indebtedness evidenced by the Senior Subordinated Notes.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness, including, without limitation, the Senior Subordinated Note Indenture and the Senior Subordinated Notes.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company after giving effect to the Farnam Acquisition.

“Subsidiary Borrower” means any Domestic Subsidiary Borrower or any Foreign Subsidiary Borrower.

“Subsidiary Guarantor” means each Material Subsidiary and each other Subsidiary required to become a “Subsidiary Guarantor” as a result of Section 6.14 (other than any Affected Foreign Subsidiary or Receivables Entity). The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.01 hereto.

“Subsidiary Guaranty” means (i) that certain Guaranty dated as of the Effective Date in the form of Exhibit H (including any and all supplements thereto) and executed by each Subsidiary Guarantor, or (ii) any similar guaranty governed by applicable local law with respect to a Foreign Subsidiary (modified as deemed reasonably acceptable by the Administrative Agent to reflect foreign law provisions, customs and practices), in each case as amended, restated, supplemented or otherwise modified from time to time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or its Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Revolving Credit Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, National Association, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan” means a Tranche B Term Loan and/or an Incremental Term Loan.

“Term Loan Commitment” means a Tranche B Term Loan Commitment and/or an Incremental Term Loan Commitment.

“Total Leverage Ratio” has the meaning set forth in Section 6.15(b).

“Tranche B Term Loan” means a Loan made pursuant to Section 2.01(b)(i).

“Tranche B Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche B Term Loan to be made by such Lender hereunder. The amount of each Lender’s Tranche B Term Loan Commitment is set forth on Schedule 2.01.

“Tranche B Term Loan Maturity Date” means September 30, 2012.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the consummation of the Farnam Acquisition.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UK Borrower” means a Foreign Subsidiary of the Company that is organized under the laws of England and Wales and that is, or may hereafter become, a Subsidiary Borrower hereunder, subject to the terms and conditions of this Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, at any date, the excess of current assets of the Company and its Subsidiaries on such date over current liabilities of the Company and its Subsidiaries on such date, all determined on a consolidated basis in accordance with GAAP.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05. Company Acting on Behalf of Itself and Subsidiary Borrowers. Whether or not expressly provided herein, each notice or certificate delivered hereunder or in connection herewith or the other Loan Documents by or to the Company (in its capacity as a Borrower) or an officer thereof, and each notice or consent requested by or from the Company (in its capacity as a Borrower) or an officer thereof, shall be so delivered or given to, by or on behalf of the Company for the benefit of itself and the Subsidiary Borrowers. In furtherance and without limitation of the foregoing, the Company is hereby authorized and given an irrevocable power of attorney by and on behalf of each of the Subsidiary Borrowers to perform and accept any and all such actions on its behalf under this Agreement and the other Loan Documents.

ARTICLE II

The Credits

SECTION 2.01. Commitments.

(a) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding the Dollar Amount of such Lender’s Revolving Commitment or (ii) subject to Section 2.04, the sum of the total Revolving Credit Exposures exceeding the Aggregate Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

(b) Subject to the terms and conditions set forth herein (i) each Lender agrees to make a Tranche B Term Loan to the Company on the Effective Date, in Dollars, in a principal amount equal to its Tranche B Term Loan Commitment and (ii) each Lender that has an Incremental Term Loan Commitment in accordance with the provisions of Section 2.20 agrees to make an Incremental Term Loan to the Company on the applicable Increase Effective Date for such Incremental Term Loan, in Dollars, in a principal amount equal to its Incremental Term Loan Commitment for such tranche of Incremental Term Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing and each Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the relevant Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or the Approximate Equivalent Amount of each such amount if such Borrowing is denominated in a Foreign Currency). At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $250,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested (i) with respect to a Revolving Borrowing would end after the Revolving Loan Maturity Date, (ii) with respect to a Tranche B Term Loan Borrowing would end after the Tranche B Term Loan Maturity Date or (iii) with respect to an Incremental Term Loan Borrowing would end after the applicable maturity date for the tranche of Incremental Term Loans subject thereto.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or a Term Loan Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than noon, Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars to the Company) or four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency or a Eurocurrency Borrowing to a Foreign Subsidiary Borrower), in each case before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than noon, Chicago time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 12:00 noon, Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower, or the Company on behalf of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing and whether such Borrowing is to be a Revolving Loan, a Tranche B Term Loan or an Incremental Term Loan;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then, in the case of a Borrowing denominated in Dollars to the Company or any Domestic Subsidiary Borrower, the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a

Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of each Eurocurrency Borrowing (a) as of the date three (3) Business Days prior to the date of such Borrowing or, if applicable, date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing, (b) as of the last Business Day of each calendar month and (c) during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders. Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Borrowing for which a Dollar Amount is determined on or as of such day.

SECTION 2.05. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the Dollar Amount of the aggregate amount of the Lenders’ Revolving Credit Exposures exceeding the Aggregate Revolving Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 1:00 p.m., Chicago time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 4:00 p.m., Chicago time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent and the Revolving Lenders not later than 11:00 a.m., Chicago time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Revolving Credit Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Revolving Credit Percentage of such Swingline

Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

SECTION 2.06. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit denominated in Dollars for its own account or for the account of any Subsidiary of the Company, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided, however, that, notwithstanding the issuance of any Letter of Credit for the account of any Subsidiary of the Company, any and all reimbursement obligations with respect to LC Disbursements, fees, costs, expenses, indemnities or other obligations owing with respect any such Letter of Credit under this Agreement shall constitute primary obligations of the Company as a named co-applicant on such Letter of Credit (and, if the Issuing Bank so requests, such obligations shall be joint and several obligations the Company and such Subsidiary, as evidenced by a separate agreement in form and substance reasonably satisfactory to the Company and the Issuing Bank, signed by such Subsidiary, providing for such joint and several liability and affirming such Subsidiary’s assumption of all of the covenants and other obligations set forth in this Section 2.06). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the relevant account party, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; provided, however, that notwithstanding the foregoing, no Existing Letter of Credit shall be extended beyond, or renewed following, the current expiry date thereof or amended to accomplish the foregoing or to increase the undrawn face amount from the current undrawn face amount thereof, but rather shall terminate on its current expiry date and, if the Company so requests, may be reissued as a new Letter of Credit in accordance with the terms hereof by JPMorgan or one of its Affiliates in its capacity as Issuing Bank. If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the amount of the LC Exposure shall not exceed $50,000,000 and (ii) subject to Section 2.04, the total Revolving Credit Exposures shall not exceed the Aggregate Revolving Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Loan Maturity Date; provided, however, that the Existing Letters of Credit shall expire on the dates set forth on Schedule 2.06 hereto.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Revolving Credit Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Applicable Revolving Credit Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent the amount of such LC Disbursement, not later than 1:00 p.m., Chicago time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 11:00 a.m., Chicago time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 1:00 p.m., Chicago time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 11:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in the amount of such LC Disbursement and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Company fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Revolving Lender’s Applicable Revolving Credit Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Credit Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that the Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this

Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or those Lenders with Revolving Credit Exposure representing greater than 50% of the total Revolving Credit Exposure (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of Article VII. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Company hereby grants the Administrative Agent a security interest in such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all Events of Default have been cured or waived.

(k) Existing Letters of Credit. Certain letters of credit were issued for the account of the Company or its Subsidiaries under the Existing Credit Agreement and remain outstanding on the Effective Date are identified on Schedule 2.06 (the “Existing Letters of Credit”). As of the Effective Date, (i) the Existing Letters of Credit shall be deemed to be Letters of Credit issued pursuant to and in compliance with this Section 2.06, (ii) the undrawn amount of the Existing Letters of Credit and the unreimbursed amount of LC Disbursements with respect to the Existing Letters of Credit shall be included in the calculation of LC Exposure and (iii) the provisions of this Section 2.06, Section 2.12(b) and Section 2.18 shall apply to the

Existing Letters of Credit as if such Letters of Credit were issued hereunder, and the Company and the Lenders hereby expressly acknowledge their respective obligations hereunder with respect to the Existing Letters of Credit. The Existing Letters of Credit shall be subject to limitations on extensions, renewals and amendments otherwise set forth in this Section 2.06.

SECTION 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars to the Company, by 1:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency or to a Foreign Subsidiary Borrower, by 1:00 p.m., Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and Borrower and at such Eurocurrency Payment Office for such currency and Borrower; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of such Borrower maintained with the Administrative Agent in New York City or Chicago and designated by the relevant Borrower in the applicable Borrowing Request, in the case of Loans denominated in Dollars to the Company or a Domestic Subsidiary Borrower and (y) an account of such Borrower maintained with the Administrative Agent in the relevant city or other jurisdiction and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency or to a Foreign Subsidiary Borrower; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including, without limitation, the Overnight Foreign Currency Rate in the case of Loans denominated in a currency other than Dollars) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections.

(a) Each Revolving Borrowing and each Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower, or the Company on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the relevant Borrower, or the Company on its behalf, fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless (x) such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11 or (y) such Borrower, or the Company on its behalf, shall have given the Administrative Agent an Interest Election Request requesting that, at the end of such Interest Period, such Eurocurrency Borrowing continue as a Eurocurrency Borrowing for the same or another Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments.

(a) Unless previously terminated, the (i) the Term Loan Commitments shall terminate at 5:00 p.m., New York time, on the Effective Date, (ii) any Incremental Term Loan Commitments shall terminate at 5:00 p.m., New York Time on the Increase Effective Date applicable thereto and (iii) the Revolving Commitments shall terminate on the Revolving Loan Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $15,000,000 and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Amount of the sum of the Revolving Credit Exposures would exceed the Aggregate Revolving Commitment.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments with respect to such Class.

SECTION 2.10. Repayment of Loans; Evidence of Debt.

(a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the earlier of the Revolving Loan Maturity Date and the date of termination of the Revolving Commitments in the currency of such Loan, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan as provided in Section 2.10(b), and (iii) in the case of the Company, to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earliest of (x) the Revolving Loan Maturity Date, (y) the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made and (z) the date of termination of the Revolving Commitments; provided that on each date that a Revolving Borrowing is made, the Company shall repay all Swingline Loans then outstanding.

(b) Subject to adjustment as described below and the full repayment thereof on the Tranche B Term Loan Maturity Date, the Company shall repay the Tranche B Term Loans on each date set forth below in an aggregate principal amount equal to the amount set forth opposite such date:

Date	Principal Amount
June 30, 2006	$750,000
September 30, 2006	$750,000
December 31, 2006	$750,000
March 31, 2007	$750,000
June 30, 2007	$750,000
September 30, 2007	$750,000
December 31, 2007	$750,000
March 31, 2008	$750,000
June 30, 2008	$750,000
September 30, 2008	$750,000
December 31, 2008	$750,000
March 31, 2009	$750,000
June 30, 2009	$750,000
September 30, 2009	$750,000
December 31, 2009	$750,000
March 31, 2010	$750,000
June 30, 2010	$750,000
September 30, 2010	$750,000
December 31, 2010	$750,000
March 31, 2011	$750,000
June 30, 2011	$750,000
September 30, 2011	$750,000
December 31, 2011	$750,000
March 31, 2012	$750,000
June 30, 2012	$750,000
Tranche B Term Loan Maturity Date	Remaining Unpaid Balance

To the extent not previously paid, all Tranche B Term Loans and all accrued and unpaid interest due thereon shall be due and payable on the Tranche B Term Loan Maturity Date. Prepayment of a Tranche B Term Loan Borrowing shall be applied to reduce the scheduled repayments of the Tranche B Term Loan Borrowings to be made pursuant to this Section in inverse order of maturity. The Company shall repay any Incremental Term Loans on the dates and in such increments as shall be determined with respect to such Incremental Term Loans in accordance with Section 2.20. In addition to the scheduled payments on the Term Loans, the Borrower (i) may make the voluntary prepayments described in Section 2.11(a) for credit against the scheduled payments on the Term Loans pursuant to Section 2.11(a) and (ii) shall make the mandatory prepayments prescribed in Section 2.11(b) for credit against the scheduled payments on the Term Loans pursuant to Section 2.11(b). Each repayment of a Term Loan Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Loan Borrowings shall be accompanied by accrued interest on the amount repaid.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie rebuttable evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans of any Class made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.

(a) Voluntary Prepayments. Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than noon, Local Time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than noon, Chicago time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16. Prepayments of Term Loans shall also be subject to the requirements of Section 2.10(b).

(b) Mandatory Prepayments.

(i) If at any time, (A) other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Borrowings denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Borrowing) exceeds the Aggregate Revolving Commitment and (B) solely as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (as so calculated) exceeds 105% of the Aggregate Revolving Commitment, the Borrowers shall within one (1) Business Day after demand repay Revolving Borrowings and, if no Revolving Borrowings are then outstanding, cash collateralize LC Disbursements in an account with the Administrative Agent pursuant to Section 2.06(j), in an aggregate principal amount sufficient to eliminate any such excess.

(ii) In the event the Company or any Subsidiary receives Net Proceeds from the issuance or sale by the Company or any Subsidiary of any Equity Interests, the Borrowers shall make a mandatory prepayment of the Loans, within five (5) Business Days after the Company’s or any Subsidiaries’ receipt of such Net Proceeds, in an aggregate amount equal to 50% of such Net Proceeds. Notwithstanding the foregoing, Net Proceeds from any such issuance or sale of Equity Interests with respect to which the Company shall have given the Administrative Agent written notice, within five (5) Business Days of receipt of such Net Proceeds, of its intention to use such Net Proceeds within one hundred eighty (180) days following such sale or issuance to finance a Permitted Acquisition, shall not be subject to the provisions of the first sentence of this Section 2.11(b)(ii) unless and to the extent that such applicable period shall have expired without such Net Proceeds being used for such Permitted Acquisition.

(iii) In the event the Company or any Subsidiary receives any Net Proceeds from an Asset Sale (other than an Asset Sale of the type permitted by Section 6.10(a), (b) or (c) and other than a sale of Equity Interests addressed by clause (ii) above), the Borrowers shall make a mandatory prepayment of the Loans, within five (5) Business Days after the Company’s or any Subsidiary’s receipt of such Net Proceeds, in an aggregate amount equal to 100% of such Net Proceeds. Notwithstanding the foregoing, Net Proceeds of any such Asset Sales with respect to which the Company shall have given the Administrative Agent written notice, within five (5) Business Days of receipt of such Net Proceeds, of its intention to replace the property subject to any such Asset Sale or invest such Net Proceeds in the purchase of assets (other than securities, unless those securities represent Equity Interests in an entity that becomes a Subsidiary Guarantor) to be used by one or more of the Company or its Subsidiaries in their businesses within one hundred eighty (180) days following such Asset Sale, shall not be subject to the provisions of the first sentence of this Section 2.11(b)(iii) unless and to the extent that such applicable period shall have expired without such Net Proceeds being used for such replacement or investment.

(iv) In the event and on such occasion that the Company or any Subsidiary receives any Net Proceeds from any casualty or other insured damage to, or any taking under power of eminent domain or by casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Subsidiary (any such event being referred to as a “Recovery Event”), within five (5) Business Days after the Company’s or any Subsidiaries’ receipt of such Net Proceeds, the Company shall make a mandatory prepayment of the Loans in an aggregate amount equal to 100% of such Net Proceeds. Notwithstanding the foregoing, Net Proceeds of any such Recovery Event with respect to which the Company shall have given the Administrative Agent written notice, within five (5) Business Days of receipt of such Net Proceeds, of its intention to replace, repair or restore the property subject to any such Recovery Event or invest such Net Proceeds in the purchase of real property, equipment or tangible assets to be used by one or more of the Company or its Subsidiaries in their businesses within one hundred eighty (180) days following such event, shall not be subject to the provisions of the first sentence of this Section 2.11(b)(iv) unless and to the extent that such applicable period shall have expired without such replacement or investment having been made.

(v) Following the end of each fiscal year of the Company, commencing with the fiscal year ending on or about September 30, 2006, the Borrowers shall prepay the Loans in aggregate amount equal to (i) 50% of Excess Cash Flow of the Company and its Consolidated Subsidiaries for such fiscal year if the Total Leverage Ratio as of the last date of such fiscal year was greater than or equal to 4.0 to 1.0; (ii) 25% of Excess Cash Flow of the Company and its Consolidated Subsidiaries for such fiscal year if the Total Leverage Ratio as of the last date of such fiscal year was greater than or equal to 3.5 to

1.0 but less than 4.0 to 1.0; and (iii) 0% of Excess Cash Flow of the Company and its Consolidated Subsidiaries for such fiscal year if the Total Leverage Ratio as of the last date of such fiscal year was less than 3.5 to 1.0. Each prepayment pursuant to this paragraph shall be made not later than the earlier to occur of the tenth (10th) day after the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow of the Company and its Consolidated Subsidiaries is being calculated and the one hundred twentieth (120th) day after the end of such fiscal year.

(vi) Each mandatory prepayment required by clauses (b)(ii), (b)(iii), (b)(iv) and (b)(v) of this Section 2.11 shall be referred to in this clause (vi) as a “Designated Prepayment.” Designated Prepayments shall be applied first to repay the then remaining installments of the Term Loans (allocated ratably between or among the Tranche B Term Loans and any tranches of Incremental Term Loans) in the inverse order of maturity, and second, upon repayment in full of the Term Loans, to prepay the Swingline Loans and then the Revolving Loans then outstanding (with no accompanying reduction in the Aggregate Revolving Commitment). Designated Prepayments of Loans shall first be applied to ABR Loans and to any Eurocurrency Loans maturing on such date and then to subsequently maturing Eurocurrency Loans in order of maturity. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. All mandatory prepayment hereunder shall be accompanied by (x) accrued interest to the extent required by Section 2.13 and (y) break fund payments pursuant to Section 2.16.

SECTION 2.12. Fees.

(a) The Company agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused Dollar Amount (without giving effect to the outstanding principal amount of any Swingline Loan) of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate (which shall be the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans) on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder or under any other Loan Document shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate (which, in the case of Swingline Loans shall be the Applicable Rate for ABR Revolving Loans).

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section. Without limiting the foregoing, during the occurrence and continuance of any other Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (i) declare that the principal of any Loan shall bear interest at 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) declare that any other amount owing hereunder shall bear interest at 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section together with reasonably detailed calculations thereof shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay, or cause the other Borrowers to pay, such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing

Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section together with reasonably detailed calculations thereof shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of each Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Borrower shall pay any Other Taxes related to such Borrower and imposed on or incurred by the Administrative Agent, a Lender or the Issuing Bank to the relevant Governmental Authority in accordance with applicable law.

(c) The relevant Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder or any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank together with reasonably detailed calculations thereof, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars by the Company or any Domestic Subsidiary Borrower, 1:00 p.m., Chicago time and (ii) in the case of payments denominated in a Foreign Currency or by a Foreign Subsidiary Borrower, 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Borrowing or LC Disbursement was made and (ii) to the Administrative Agent at its offices at 131 South Dearborn Street, Chicago, Illinois 60603 or, in the case of a Borrowing denominated in a Foreign Currency or to a Foreign Subsidiary Borrower, the Administrative Agent’s Eurocurrency Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17, 2.20 (in connection with the reallocation of Revolving Credit Exposures) and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Borrowing in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Borrowing was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans,

Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment including the $3,500 fee contemplated by Section 9.04(b).

(b) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.20. Incremental Credit Extensions.

(a) At any time, but not more than four (4) times during the term of this Agreement, and subject to the terms and conditions of this Section 2.20, the Company may request (i) one or more additional tranches of term loans (the “Incremental Term Loans”) and/or (ii) one or more increases in the Aggregate Revolving Commitment (each such increase, a “Revolving Commitment Increase”) without the consent of any Lender not providing such Incremental Term Loans or Revolving Commitment Increases, as the case may be; provided that, without the prior written consent of all of the Lenders, the aggregate amount of all Incremental Term Loans and Revolving Commitment Increases made during the term of this Agreement shall not exceed $150,000,000. Any tranche of Incremental Term Loans (A) shall be available to the Company in Dollars, (B) shall rank pari passu in right of payment and of security with the Revolving Loans and the Term Loans, (C) shall not mature earlier than the Tranche B Term Loan Maturity Date (but may, subject to the next succeeding clause (D), have amortization prior to such date), (D) shall not have a weighted average life that is shorter than the then-remaining weighted average life of the Tranche B Term Loans and (E) except as set forth above, shall be treated substantially the same as (and in any event no more favorably than) the Tranche B Term Loans (in each case, including with respect to mandatory and voluntary prepayments); provided that (1) the terms and conditions applicable to Incremental Term Loans maturing after the Tranche B Term Loan Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Tranche B Term Loan Maturity Date and (2) the Incremental Term Loans may be priced differently than the Tranche B Term Loans.

(b) Each tranche of Incremental Term Loans and each Revolving Commitment Increase shall be in a minimum amount of $25,000,000 and integral multiples of $10,000,000. A commitment to make Incremental Term Loans shall become an “Incremental Term Loan Commitment” under this Agreement, and a commitment to participate in a Revolving Commitment Increase shall become a “Revolving Commitment” (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Lender’s Revolving Commitment) under this Agreement, in any such case, pursuant to a “Commitment and Acceptance” substantially in the form of Exhibit C (a “Commitment and Acceptance”). Any request for a tranche of Incremental Term Loans or a Revolving Commitment Increase shall be made in a written notice (an “Increase Notice”) given to the Administrative Agent and the Lenders by the Company not less than ten (10) Business Days or, in the case of a request for a tranche of Incremental Term Loans, twenty (20) Business Days, prior to the proposed effective date therefor, which Increase Notice shall specify the amount of the proposed tranche of Incremental Term Loans or the Revolving Commitment Increase, as the case may be, and the proposed effective date thereof. Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution, a “Proposed New Lender”); provided that any Proposed New Lender shall be consented to by the Administrative Agent and, in the case of a Revolving Commitment Increase, the Issuing Bank (which consent shall not be unreasonably withheld or delayed). The Administrative Agent shall notify the Company and the Lenders on or before the Business Day immediately prior to the proposed effective date of the tranche of Incremental Term Loan Commitments (and the related Incremental Term Loans) or the Revolving Commitment Increase, of the amount of each Lender’s and Proposed New Lender’s Incremental Term Loan Commitment or new or increased Revolving Commitment, as applicable, and the resulting aggregate amount of the tranche of Incremental Term Loan Commitments (and the related Incremental Term Loans) or the amount of the Aggregate Revolving Commitment, as the case may be, which amount shall be effective on the following Business Day, subject to the satisfaction of the conditions described in clause (c) below.

(c) Without limiting the applicability of any conditions to Borrowings set forth in this Agreement, the effectiveness of any tranche of Incremental Term Loan Commitments (and the corresponding availability of the related Incremental Term Loans) and the effectiveness of each Revolving Commitment Increase shall be subject to the following conditions precedent:

(i) Both as of the date of the applicable Increase Notice and as of the proposed effective date of such Incremental Term Loan Commitments (and related Incremental Term Loans) or Revolving Commitment Increase, (i) all representations and warranties under Article III and the other Loan Documents shall be true and correct in all material respects as though made on such date (except with respect to any representation or warranty expressly stated to have been made as of a specific date which shall have been true and correct in all material respects as of such specified date), (ii) no event shall have occurred and then be continuing which constitutes a Default and (iii) the Company shall have demonstrated to the Administrative Agent’s reasonable satisfaction that, as of the proposed effective date of the Incremental Term Loan Commitments, after giving effect thereto, the Company and its Subsidiaries are in compliance on a pro forma basis with the covenants contained in Sections 6.14 and 6.15 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such Incremental Term Loan Commitments had been effective as of the first day of each relevant period for testing such compliance;

(ii) the Borrowers, the Administrative Agent and each Proposed New Lender or Lender that shall have agreed to provide a “Commitment” in support of such Incremental Term Loans or Revolving Commitment Increase shall have executed and delivered a Commitment and Acceptance;

(iii) counsel for the Borrowers and the Subsidiary Guarantors shall have provided to the Administrative Agent supplemental opinions in form and substance reasonably satisfactory to the Administrative Agent;

(iv) the Borrowers, the Subsidiary Guarantors and the Proposed New Lenders shall otherwise have executed and delivered such other instruments and documents as may be required under Article IV or that the Administrative Agent shall have reasonably requested in connection with such increase (including, in the case of a tranche of Incremental Term Loans, an amendment to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Lender agreeing to provide such Incremental Term Loans, if any, each Proposed New Lender, if any, and the Administrative Agent, which amendment or amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect such Incremental Term Loans in accordance with this Section 2.20), and each Loan Party shall have reaffirmed its obligations, and the Liens granted, under the Loan Documents; and

(v) in the case of a Revolving Commitment Increase, the Administrative Agent shall have administered the reallocation of the Revolving Credit Exposures on the effective date of such increase ratably among the Revolving Lenders (including new Lenders) after giving effect to such increase; provided, that (1) the Borrowers hereby agree to compensate the Revolving Lenders for all losses, expenses and liabilities incurred by any Revolving Lender in connection with the sale or assignment of any Eurocurrency Loan resulting from such reallocation on the terms and in the manner set forth in Section 2.16, and (2) the Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the reallocation of Revolving Credit Exposures effected pursuant to this clause (v).

Upon satisfaction of the conditions precedent to any tranche of Incremental Term Loans or Revolving Commitment Increase, the Administrative Agent shall promptly advise the Company and each Lender of the effective date thereof (each such effective date, an “Increase Effective Date”). Upon any Increase Effective Date that is supported by a Proposed New Lender, such Proposed New Lender shall become a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to make Incremental Term Loans or increase its Revolving Commitment at any time.

SECTION 2.21. Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Borrowing to be effected in any Foreign Currency, if (i) there shall occur on or prior to the date of such Borrowing any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would, in the reasonable opinion of the Administrative Agent or the Revolving Lenders having at such time Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments, make it impracticable for the applicable Eurocurrency Borrowings to be denominated in the Agreed Currency specified by the applicable Borrower or (ii) an Equivalent Amount of such currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to such Borrower and the Lenders, and such Borrowing shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.07, be made on the date of such Borrowing in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Request or Interest Election Request, as the case may be, as ABR Loans, unless such Borrower notifies the Administrative Agent at least one (1) Business Day before such date that (a) it elects not to borrow on such date or (b) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would, in the reasonable opinion of the Administrative Agent and Revolving Lenders having at such time Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments, be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Request or Interest Election Request, as the case may be.

SECTION 2.22. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

SECTION 2.23. Designation of Subsidiary Borrowers. The Company may at any time and from time to time designate up to two (2) wholly-owned Domestic Subsidiaries or Foreign Subsidiaries as a Subsidiary Borrower during the term of this Agreement; provided, that any Subsidiary’s eligibility as a Subsidiary Borrower shall be subject to (a) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) with notice to the Lenders and (b) the Administrative Agent’s receipt of evidence reasonably satisfactory to it that such Subsidiary would not, in its capacity as a Borrower hereunder, be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder by such Subsidiary to the Administrative Agent or any Lender unless an exemption from such requirement can be obtained by such Subsidiary (with the reasonable cooperation of the Administrative Agent and the Lenders) and that no other material adverse tax, regulatory or other consequences would affect the Administrative Agent or the Lenders as a result of such Subsidiary’s status as a Borrower. Subject to the foregoing, upon delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and the satisfaction (or waiver in accordance with the terms hereof) of the other conditions precedent set forth in Section 4.03, such Subsidiary shall for all purposes of this Agreement be a Subsidiary Borrower and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Subsidiary Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Subsidiary Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Subsidiary Borrower to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.

ARTICLE III

Representations and Warranties

The Company represents and warrants to the Administrative Agent, the Issuing Bank and the Lenders with respect to itself and, to the extent applicable, its Subsidiaries (and each Subsidiary Borrower shall also be deemed to independently make each representation and warranty with respect to itself and, to the extent applicable, its Subsidiaries to the extent that such representation and warranty relates to such Subsidiary Borrower or its Subsidiaries) that:

SECTION 3.01. Organization; Powers; Subsidiaries. Each of the Company and its Subsidiaries (excluding, solely for the purpose of this representation and warranty as made on and as of the Effective Date, Farnam and its subsidiaries) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. Schedule 3.01 hereto (as supplemented from time to time) identifies each Subsidiary, whether or not such Subsidiary is a Material Subsidiary or a Subsidiary Guarantor, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Company or another Subsidiary are owned, beneficially and of record, by the Company or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of the Company to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Company, except for pursuant to the Company’s employee and non-employee benefit plans filed with the Securities and Exchange Commission. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of such Subsidiary.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers, as applicable, and have been duly authorized by all necessary corporate or other organizational action and, if required, by all necessary shareholder or other equity holder action, as applicable. This Agreement, and each of the other Loan Documents, has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Without limiting the foregoing, each Borrowing Subsidiary Agreement has been duly executed and delivered by the Borrower party thereto and constitutes a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any

Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets (including, without limitation, the Senior Subordinated Note Indenture and the Senior Subordinated Notes), or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change; Contingent Obligations.

(a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended September 24, 2005 reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter (and the portion of the fiscal year) ended December 24, 2005, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since September 24, 2005, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries (excluding, solely for the purpose of this representation and warranty as made on and as of the Effective Date, Farnam and its subsidiaries), taken as a whole; provided, that, solely with respect to the representation and warranty made pursuant to this clause (b) on and as of the Effective Date, the words “prospects or” shall not be deemed to be included in such representation and warranty.

(c) Except as disclosed in the financial statements referred to in clause (a) above or in the notes thereto or in the Disclosed Matters, neither the Company nor any of its Subsidiaries (excluding, solely for the purpose of this representation and warranty as made on and as of the Effective Date, Farnam and its subsidiaries) has, as of the Effective Date, any contingent liabilities which are material individually or in the aggregate. After the Effective Date, neither the Company nor any of its Subsidiaries has any contingent liabilities except as disclosed in the financial statements referred to in clause (a) above or in the notes thereto or in the Disclosed Matters, or except for any contingent liability that could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Properties.

(a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. There are no Liens on any of the owned real or personal properties of the Company or any of its Subsidiaries except for Liens permitted by Section 6.02.

(b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not, to the knowledge of the Company or its Subsidiaries, infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting the Company or any of its Subsidiaries (excluding, solely for the purpose of clause (i) of this representation and warranty as made on and as of the Effective Date, Farnam and its Subsidiaries) (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions. There are no labor controversies pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (excluding, solely for the purpose of clause (x) of this representation and warranty as made on and as of the Effective Date, Farnam and its subsidiaries) (x) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (y) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (excluding, solely for the purpose of this representation and warranty as made on and as of the Effective Date, Farnam and its subsidiaries) (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect. Neither the Company nor any Subsidiary (excluding, solely for the purpose of this representation and warranty as made on and as of the Effective Date, Farnam and its subsidiaries) is party or subject to any law, regulation, rule or order, or any obligation under any agreement or instrument, that has a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements; No Burdensome Restrictions. Each of the Company and its Subsidiaries (excluding, solely for the purpose of this representation and warranty as made on and as of the Effective Date, Farnam and its subsidiaries) is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, neither the Company nor any Subsidiary (excluding, solely for the purpose of this representation and warranty as made on and as of the Effective Date, Farnam and its subsidiaries) is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any (i) agreement or instrument to which it is a party, which default would reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Material Indebtedness. Neither the Company nor any of its Subsidiaries (excluding, solely for the purpose of this representation and warranty as made on and as of the Effective Date, Farnam and its subsidiaries) is party or subject to any law, regulation, rule or order, or any obligation under any agreement or instrument, that has, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.08. Investment and Holding Company Status. Neither the Company nor any of its Subsidiaries (excluding, solely for the purpose of this representation and warranty as made on and as of the Effective Date, Farnam and its subsidiaries) is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09. Taxes. Each of the Company and its Subsidiaries (excluding, solely for the purpose of this representation and warranty as made on and as of the Effective Date, Farnam and its subsidiaries) has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, nor the Information Memorandum, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

SECTION 3.13. No Default. Each Loan Party is in full compliance with this Agreement and the other Loan Documents, and no Default has occurred and is continuing.

SECTION 3.14. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan and each issuance of a Letter of Credit hereunder and after giving effect to the application of the proceeds of such Loans and Letters of Credit, the Company and its Subsidiaries, taken as a whole, are and will be Solvent.

SECTION 3.15. Insurance. Each of the Company and its Subsidiaries maintains, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Schedule 3.15 sets forth a description of all material insurance maintained by or on behalf of the Company and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance that are due and payable have been paid. The Company believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate.

SECTION 3.16. Senior Subordinated Notes. The subordination provisions of the Senior Subordinated Notes and the Senior Subordinated Note Indenture are enforceable against the holders thereof in accordance with their terms and the Secured Obligations constitute “Senior Debt” and “Designated Senior Debt” under the Senior Subordinated Note Indenture.

SECTION 3.17. Collateral Documents. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Holders of Secured Obligations, and such Liens, when properly recorded or filed (or, as appropriate, possession or control is obtained) in accordance with applicable law, constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of Liens of the type permitted under Section 6.02, but solely to the extent any such permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law.

SECTION 3.18. Farnam Acquisition; Incorporation of Certain Representations and Warranties in the Farnam Stock Purchase Agreement. Each representation and warranty made in Section 3.2 of the Stock Purchase Agreement by the Farnam Sellers with respect to Farnam and its subsidiaries to the Company is true and correct on and as of the Effective Date and, along with the related definitions, is incorporated herein by reference, and made a part hereof as if set forth herein in full (it being understood and agreed that each such representation and warranty shall be deemed to be made by the Company with respect to Farnam and its subsidiaries to the Administrative Agent and the Lenders). Without in any way limiting the foregoing, on and as of the Effective Date, (i) the Stock Purchase Agreement is in final form, together with all related closing documents and opinions, all of which have been delivered by the parties thereto (and copies of which have been furnished to the Administrative Agent), (ii) all conditions precedent to the Farnam Acquisition have been satisfied (or waived in accordance with the terms of the Stock Purchase Agreement), (iii) the Farnam Acquisition shall be consummated substantially concurrently with the initial Loans and other extensions of credit made on the Effective Date, and (iv) the aggregate consideration paid or payable by the Company and its Subsidiaries in connection with the Farnam Acquisition shall not exceed $300,000,000.

SECTION 3.19. SDN List Designation. Neither the Company nor any of its Subsidiaries or Affiliates is a country, individual or entity named on the Specifically Designated National and Blocked Persons (SDN) list issued by the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) each Loan Party either (A) a counterpart signed on behalf of such Loan Party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of such Loan Party) that such Loan Party has signed a counterpart, of each Loan Document to which it is a party, including, without limitation, a Subsidiary Guaranty (in the case of each Subsidiary Guarantor), a Pledge and Security Agreement, and such other Collateral Documents and Loan Documents as the Administrative Agent or its counsel may have reasonably requested, as further described in the list of closing documents attached as Exhibit E.

(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Orrick, Herrington & Sutcliffe LLP, special counsel for the Loan Parties, addressing matters of California, New York and Delaware law and substantially in the form of Exhibit B-1, and (ii) local Arizona and Wisconsin counsel for the domestic Loan Parties which are Material Subsidiaries, substantially in the form of Exhibit B-2, in each case, covering such matters relating to the Loan Parties, this Agreement or the Transactions as the Administrative Agent or the Required Lenders shall reasonably request. The Company hereby requests such counsel to deliver such opinions.

(c) The Lenders shall have received (i) audited consolidated financial statements of the Company for the fiscal years ended September 25, 2004 and September 24, 2005, (ii) unaudited interim consolidated financial statements of the Company for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, (iii) consolidated financial statements of Farnam for such periods and in such form as shall be acceptable to the Administrative Agent and (iv) reasonably satisfactory pro forma opening financial statements from the Company giving effect to the Farnam Acquisition and projections for the Company and its Subsidiaries for the five years after the Effective Date, together with such information as the Administrative Agent and the Lenders shall reasonably request (including, without limitation, a reasonably detailed description of the assumptions used in preparing such projections and, in the case of Farnam, information for the period of time preceding the Effective Date but subsequent to the date of the consolidated financial statements referred to in clause (iii) above).

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f) The Administrative Agent shall have received evidence satisfactory to it that the Existing Credit Agreement and instruments, documents and agreements delivered in connection therewith shall have been cancelled and terminated, all Indebtedness and other amounts owing thereunder shall have been fully repaid or shall be so repaid with the initial Loans, and all Liens granted thereunder shall have been terminated and released.

(g) The Administrative Agent (for the benefit of itself and the other parties entitled thereto) and the Lead Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(h) The Administrative Agent shall have received evidence satisfactory to it that Farnam’s and the Company’s respective directors and shareholders shall have approved the Farnam Acquisition; and all regulatory, legal and third-party approvals (including, without limitation, by the holders of any Indebtedness of the Company, Farnam or their respective subsidiaries that will remain outstanding on the Effective Date) necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transactions and the continuing operations of the Company and its Subsidiaries (after giving effect to the Farnam Acquisition) shall have been obtained.

(i) Liens creating a first priority (except in the case of Liens permitted under Section 6.02, but solely to the extent any such permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law) security interest in the Collateral in favor of the Administrative Agent (for itself and the other Holders of Secured Obligations) shall have been perfected (and all actions required in connection therewith shall have been taken).

(j) There shall exist an absence of any injunction or temporary restraining order or any pending or threatened litigation which, in the judgment of the Administrative Agent could prohibit the making of the Loans, the issuance of Letters of Credit or the consummation of the Farnam Acquisition or the related transactions.

(k) The Administrative Agent shall have received a certificate from the chief financial officer of the Company concerning the value, solvency and other appropriate factual information and advice, in form and substance reasonably satisfactory to the Administrative Agent, supporting the conclusions that, after giving effect to the Farnam Acquisition, the Company and its Subsidiaries, taken as a whole, are Solvent and will be Solvent subsequent to incurring the indebtedness in connection with the Farnam Acquisition.

(l) No event, development or circumstance has occurred (including a material adverse change) of the type described in clauses (i) through (iii) of Section 3.2.6 of the Stock Purchase Agreement with respect to Farnam and its subsidiaries, taken as a whole, since October 31, 2005.

(m) The Administrative Agent shall have received copies of the Stock Purchase Agreement in final form, together with all related closing documents and opinions, all of which shall have been delivered by the parties thereto, all conditions precedent to the Farnam Acquisition shall have been satisfied (or waived in accordance with the terms of the Stock Purchase Agreement), the Farnam Acquisition shall be consummated substantially concurrently with the initial Loans and other extensions of credit made on the Effective Date, and the aggregate consideration paid or payable by the Company and its Subsidiaries in connection with the Farnam Acquisition shall not exceed $300,000,000.

(n) The Administrative Agent shall have received each other instrument, document or agreement identified on the list of closing documents attached hereto as Exhibit E, all in form and substance reasonably satisfactory to the Administrative Agent.

The initial Borrowings and, if applicable, other extensions of credit made on the Effective Date shall be deemed to constitute a representation and warranty by the Borrowers on the Effective Date as to the matters specified in this Section.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on April 30, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than the conversion of a Eurocurrency Loan into an ABR Loan), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, including the deemed issuance of the Existing Letters of Credit (each such event, a “Credit Event”), including, without limitation, the initial Credit Events occurring on the Effective Date, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Event (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) At the time of and immediately after giving effect to such Credit Event, no Default shall have occurred and be continuing.

(c) If the Credit Event involves the advancement by the Lenders of new or incremental Loans or the issuance, amendment, renewal or extension of new or incremental Letters of Credit, the Administrative Agent shall have received a certificate from a Financial Officer of the Company (i) demonstrating that the “Fixed Charge Coverage Ratio” (under and as defined in the Senior Subordinated Note Indenture) for the Company’s four most recently ended full fiscal quarters for which internal financial statements are available immediately preceding the date of such requested Credit Event would have been at least 2.0 to 1.0, determined on a pro forma basis giving effect to such Credit Event (including a pro forma application of the net proceeds therefrom), as if the “Indebtedness” (under and as defined in the Senior Subordinated Note Indenture) represented by such Credit Event had been incurred at the beginning of such four-quarter period and (ii) certifying that the Loans or Letters of Credit comprising such Credit Event are permitted to be incurred as “Indebtedness” under and as defined in the Senior Subordinated Note Indenture, and constitute “Designated Senior Debt” and “Senior Debt” thereunder.

(d) No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin, prohibit or restrain, each Lender from making the requested Loan or the Issuing Bank or any Lender from issuing, renewing, extending or increasing the face amount of or participating in the Letter of Credit requested to be issued, renewed, extended or increased.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

SECTION 4.03. Designation of a Subsidiary Borrower. The designation of a Subsidiary Borrower pursuant to Section 2.23 is subject to the condition precedent that the Company or such proposed Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:

(a) Copies, certified by the Secretary or Assistant Secretary of such Subsidiary, of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement and any other Loan Documents to which such Subsidiary is becoming a party;

(b) An incumbency certificate, executed by the Secretary or Assistant Secretary of such Subsidiary, which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;

(c) Opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders.

(d) Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent, each in such form as the Administrative Agent may reasonably require.

(e) Such other lien searches, instruments, documents or agreements as the Administrative Agent may reasonably request (including, without limitation, an amendment or supplement to this Agreement which the Administrative Agent, in its discretion, shall deem appropriate or necessary) in connection with the addition of such Subsidiary Borrower, all in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder and under the other Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated (unless cash collateral in an amount equal to 105% of the aggregate undrawn face amount of such Letters of Credit shall have been pledged to the Administrative Agent in a manner consistent with Section 2.06(j) of this Agreement) and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Company will furnish to the Administrative Agent, who shall in turn furnish to each Lender:

(a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company substantially in the form of Exhibit I hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with certain provisions of Article VI (including, Sections 6.14 and 6.15) and the determination of Material Subsidiaries and the Applicable Rate and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(f) as soon as available, but in any event not more than ninety (90) days after the beginning of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Company for each fiscal quarter of the upcoming fiscal year in form reasonably satisfactory to the Administrative Agent; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

In lieu of furnishing to the Administrative Agent hard copies of the quarterly financial statements described in clause (b) above and the annual financial statements and auditor’s report described in clause (a) above and the other documents referred to in clause (e) above, the Company may make such documents available to the Administrative Agent and the Lenders at its website located at www.centralgp.com and through the United States Securities and Exchange Commission’s EDGAR system (“EDGAR”) or by transmitting such documents electronically to the Administrative Agent and the Lenders. The Administrative Agent shall provide to any Lender hard copies of such documents upon request if such Lender does not have access to the Company’s website or EDGAR.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $1,000,000; and

(d) any other event or development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises, patents, copyrights, trademarks and tradenames material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, and the Company will furnish to any Lender upon request full information as to the insurance carried. The Company shall deliver to the Administrative Agent endorsements in form and substance reasonably acceptable to the Administrative Agent (x) to all “All Risk” physical damage insurance policies on all of the Loan Parties’ tangible real and personal property and assets and business interruption insurance policies naming the Administrative Agent as lender loss payee and (y) to all general liability, property and casualty policies naming the Administrative Agent as an additional insured; provided, that the Company shall not be required to deliver to the Administrative Agent such endorsements to any automobile insurance policies. In the event the Company or any other Loan Party at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Secured Obligations, payable as provided in this Agreement or other Loan Documents. Except as otherwise permitted pursuant to Section 2.11(b)(iv) hereof, the Company shall direct (and, if applicable, shall cause the other Loan Parties to direct) all insurers under policies of property damage, boiler and machinery and business interruption insurance and payors and any condemnation claim or award relating to the property to pay all proceeds payable under such policies or with respect to such claim or award for any loss with respect to the Collateral directly to the Administrative Agent, for the benefit of the Holders of Secured Obligations, to the extent such proceeds are required to be used to prepay the Secured Obligations pursuant to the terms hereof or any other Loan Document. Each such policy shall contain a long-form loss-payable endorsement naming the Administrative Agent as lender loss payee, which endorsement shall be in form and substance reasonably acceptable to the Administrative Agent.

SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, at the sole cost of the Company, to visit and inspect any of its property, including, without limitation, the Collateral, books and financial records of the Company and its Subsidiaries, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws.

(a) The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) The Company will ensure, and cause each of its Subsidiaries to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC of Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders.

SECTION 5.08. Use of Proceeds. The proceeds of the Revolving Loans will be used only (i) to finance the Farnam Acquisition and costs and expenses incurred in connection therewith, (ii) to repay certain existing Indebtedness (including under the Existing Credit Agreement), (iii) to finance Permitted Acquisitions and (iv) to finance the working capital needs, and for other general corporate purposes, of the Company and its Subsidiaries in the ordinary course of business. The proceeds of the Tranche B Term Loans will be used only (i) to finance the Farnam Acquisition and costs and expenses incurred in connection therewith and (ii) to repay certain existing Indebtedness (including under the Existing Credit Agreement). The proceeds of any Incremental Term Loans will be used only (i) to finance Permitted Acquisitions and (ii) to finance the working capital needs, and for other general corporate purposes, of the Company and its Subsidiaries in the ordinary course of business. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued for general corporate purposes of the Company and its Subsidiaries in the ordinary course of business.

SECTION 5.09. Subsidiary Guaranty and Collateral Documents; Additional Subsidiary Guarantors.

(a) The Company shall cause (i) each of its Material Subsidiaries and (ii) each other Subsidiary necessary for the Company to comply with the requirements set forth in Section 6.14, to guarantee, pursuant to a Subsidiary Guaranty or a supplement thereto, the Secured Obligations. In furtherance of the above, the Company shall promptly upon any Person becoming a Material Subsidiary or a Subsidiary required to comply with Section 6.14 to provide written notice thereof to the Administrative Agent and the Lenders, setting forth information in reasonable detail (as requested by the Administrative Agent) describing all of the personal property of such Person, and shall promptly (and, in any event, within thirty (30) days of becoming a Material Subsidiary or a Subsidiary required to comply with Section 6.14) (A) cause such Person to execute a Subsidiary Guaranty and a Pledge and Security Agreement (or joinders or supplements thereto) and such other Collateral Documents as are reasonably necessary for the Company and its Subsidiaries to comply with this Section 5.09 and Section 5.10, (B) cause the Applicable Pledge Percentage of the issued and outstanding equity interests of such Person to be delivered to the Administrative Agent (together with undated stock powers signed in blank, if applicable) and pledged to the Administrative Agent pursuant to an appropriate Pledge and Security Agreement (or joinder or other supplement thereto) and (C) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other authority documents of such Person and, to the extent reasonably requested by the Administrative Agent with respect to Material Subsidiaries, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Without limiting the foregoing clause (a), in the event that a Subsidiary Guarantor which is not a Material Subsidiary becomes a Material Subsidiary, the Company shall promptly upon such Person becoming a Material Subsidiary provide written notice thereof to the Administrative Agent and the Lenders and shall promptly (and, in any event, within thirty (30) days of becoming a Material Subsidiary) deliver favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a) above), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) Notwithstanding the foregoing, no Foreign Subsidiary shall be required to execute and deliver a Subsidiary Guaranty or a Pledge and Security Agreement (or a joinder or supplement thereto) or any such Collateral Documents if such execution and delivery would cause a Deemed Dividend Problem or a Financial Assistance Problem with respect to such Foreign Subsidiary and, in lieu thereof, the Company and the relevant Subsidiaries shall provide the pledge agreements with respect to the Applicable Pledge Percentage of Equity Interests of such Foreign Subsidiary required under this Section 5.09 or Section 5.10.

SECTION 5.10. Collateral.

(a) The Company will cause, and will cause each other Loan Party to cause, all of its owned existing and future personal property (including, without limitation, all existing and future intercompany Indebtedness and all existing and future Equity Interests in Subsidiaries, subject to the limitations herein) to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations, to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02 hereof. Without limiting the generality of the foregoing, the Company will cause the Applicable Pledge Percentage of the issued and outstanding equity interests of each Loan Party directly owned by the Company or any other Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent in accordance with the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request, together with such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other authority documents of such Person and, to the extent reasonably requested by the Administrative Agent, customary opinions of counsel with respect to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and attachment and perfection of all Liens thereunder), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) The Lenders and the Company, on behalf of itself and the other Loan Parties, irrevocably authorize the Administrative Agent, at its option and in its reasonable judgment, in the event that, at any time, the Administrative Agent determines that it does not have a first priority, perfected Lien on substantially all of the personal property of any Loan Party to secure the Secured Obligations, to obtain first priority, perfected Liens on such unencumbered assets as the Administrative Agent deems necessary (or at the direction of the Required Lenders) to secure the Secured Obligations. The Company shall provide, and cause the other Loan Parties to provide, the Administrative Agent with all information reasonably requested by the Administrative Agent from time to time related to assets owned by the Company and the its Subsidiaries, shall cooperate fully with the Administrative Agent with respect to the performance of due diligence and the execution of instruments and other Collateral Documents and making of any filings necessary to facilitate such Lien perfection (including, without limitation, certified resolutions and other authority documents of any applicable Subsidiary and, to the extent requested by the Administrative Agent, customary opinions of counsel with respect to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and attachment and perfection of all Liens thereunder), all in form, content and scope reasonably satisfactory to the Administrative Agent) and shall pay all reasonable costs and expenses incurred by the Administrative Agent and its counsel in connection therewith, whereupon such Subsidiary shall thereafter be deemed a “Loan Party” hereunder.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder and under the other Loan Documents have been paid in full and all Letters of Credit have expired or terminated (unless cash collateral in an amount equal to 105% of the aggregate undrawn face amount of such Letters of Credit shall have been pledged to the Administrative Agent in a manner consistent with Section 2.06(j) of this Agreement) and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Secured Obligations and any other Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 (including the Senior Subordinated Notes), and extensions, renewals and replacements of any Indebtedness permitted under this clause (b) with Indebtedness of a similar type; provided that, except for other Subordinated Indebtedness permitted by Section 6.01(h), (i) the principal amount of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, or renewal are not less favorable to the obligor or obligors thereunder than the original terms of such Indebtedness and (vi) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment or Liens to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(c) Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to Section 6.04, (ii) Indebtedness of the Company or any Subsidiary to a Loan Party shall be subject to a first priority Lien in favor of the Administrative Agent (for itself and the Holders of Secured Obligations) as Collateral for the Secured Obligations and (iii) Indebtedness of any Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary; provided that (i) the Indebtedness so guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the Company or the applicable Subsidiary on the same terms as the Indebtedness so guaranteed is subordinated to the Secured Obligations;

(e) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $20,000,000 at any time outstanding;

(f) Indebtedness of the Company or any Subsidiary incurred pursuant to Permitted Receivables Facilities; it being understood and agreed that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $100,000,000 at any time outstanding;

(g) Indebtedness of the Company or any Subsidiary as an account party in respect of trade letters of credit;

(h) other Subordinated Indebtedness; provided that the Company shall have demonstrated to the Administrative Agent’s reasonable satisfaction that, after giving effect to the incurrence of such Subordinated Indebtedness, the Company and its Subsidiaries are in compliance on a pro forma basis with the covenants contained in Sections 6.14 and 6.15 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such Subordinated Indebtedness had been incurred on the first day of each relevant period for testing such compliance; and

(i) other Indebtedness of the Company and its Subsidiaries, not otherwise permitted by this Section, not exceeding 10% of Consolidated Net Worth at any time outstanding; provided that the aggregate principal amount of Indebtedness of the Company’s Subsidiaries that are not Loan Parties permitted by this clause (i) shall not exceed at any time outstanding $40,000,000 minus the amount of intercompany Indebtedness incurred by such Subsidiaries pursuant to clause (c) above.

SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof permitted by Section 6.01;

(c) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(d) Liens on Permitted Receivables Facility Assets in connection with or to secure Indebtedness arising under Permitted Receivables Facilities;

(e) customary bankers’ Liens and rights of setoff arising by operation of law and incurred on deposits made in the ordinary course of business;

(f) Liens in favor of the Administrative Agent for the benefit of itself and the Holders of Secured Obligations created pursuant to any Loan Document; and

(g) other Liens securing Indebtedness having an aggregate principal amount not to exceed $50,000,000 at any time.

SECTION 6.03. Fundamental Changes.

(a) The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose (including pursuant to a Sale and Leaseback Transaction) of (in one transaction or in a series of transactions) any of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i) any Person may merge into the Company in a transaction in which the Company is the surviving corporation;

(ii) any Person (other than the Company) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary; provided, that if any party to such merger is a Subsidiary that is a Borrower or a Subsidiary Guarantor, the surviving entity shall be or become a Borrower or a Subsidiary Guarantor, as the case may be, concurrently with such merger;

(iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; and

(iv) any Asset Sale permitted pursuant to Section 6.10 may be consummated;

provided that any merger described in this Section 6.03(a) involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except

(a) Permitted Investments;

(b) investments by the Company and its Subsidiaries existing on the date hereof in the capital stock of their respective Subsidiaries, as set forth on Schedule 3.01;

(c) subject to the other restrictions in Section 6.01, loans or advances made by the Company to any Subsidiary and made by any Subsidiary to the Company or any other

Subsidiary; provided that not more than $10,000,000 in loans, advances or capital contributions may be made and remain outstanding, during the term of this Agreement, by any Loan Party to a Subsidiary which is not a Loan Party;

(d) Guarantees constituting Indebtedness permitted by Section 6.01;

(e) investments made in connection with a Permitted Receivables Facility;

(f) Permitted Acquisitions; and

(g) any other investment, loan or advance (other than acquisitions) so long as the aggregate amount of all such investments, loans and advances does not exceed 15% of Consolidated Net Worth during the term of this Agreement.

SECTION 6.05. Swap Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

SECTION 6.06. Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries and (d) if no Default has occurred and is continuing, the Company may make additional Restricted Payments in an aggregate amount not to exceed $75,000,000 (the “Maximum Restricted Payment Amount”) during the term of this Agreement; provided that if the Total Leverage Ratio for the fiscal quarter most recently ended is less than 3.00 to 1.00 (giving pro forma effect to such Restricted Payment), the Maximum Restricted Payment Amount shall be increased to $100,000,000; provided, however, that (i) if as of the end of any fiscal quarter after the Maximum Restricted Payment Amount has been increased pursuant to the immediately preceding proviso, the Total Leverage Ratio is greater than or equal to 3.00 to 1.00 and (ii) the Company has already made Restricted Payments under this clause (d) during the term of this Agreement in excess of $75,000,000, then the Maximum Restricted Payment Amount shall be $2,500,000 per fiscal year (unless the Company has already made Restricted Payments under this clause (d) in excess of $2,500,000 during the fiscal year in which such reduction of the Maximum Restricted Payment Amount has occurred, in which case, solely for such fiscal year, the Maximum Restricted Payment Amount shall equal the actual amount of Restricted Payments under this clause (d) already made during such fiscal year and the Company shall not make any additional Restricted Payments under this clause (d) for the balance of such fiscal year).

SECTION 6.07. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions permitted by the terms of this Agreement solely between or among the Company and its wholly owned Subsidiaries and not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.06.

SECTION 6.08. Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement and the other Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof and specifically identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in Permitted Receivables Facility Documents, (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.09. Changes in Fiscal Year. The Company will not, nor will it permit any of its Subsidiaries to, change its fiscal year from the basis in effect on the Effective Date.

SECTION 6.10. Asset Sales. The Company will not, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose (including pursuant to a Sale and Leaseback Transaction) of any property or asset of the Company or any of its Subsidiaries (including a disposition of Equity Interests of any Subsidiary) other than:

(a) sales or other dispositions of inventory in the ordinary course of business;

(b) sales or other dispositions of used, obsolete, worn-out or surplus equipment or property in the ordinary course of business;

(c) sales or transfers of Permitted Receivables Facility Assets under and in accordance with the terms of Permitted Receivables Facilities;

(d) other sales, transfers, leases or other dispositions (including pursuant to a Sale and Leaseback Transaction) of assets for fair value not exceeding 10% of Consolidated Total Assets in aggregate amount during any fiscal year and not exceeding 35% of Consolidated Total Assets in aggregate amount during the term of this Agreement; provided, that such sale, transfer, lease or other disposition is for at least 90% cash consideration; provided, further, that, with respect to any sale, lease or disposition of assets pursuant to this Section 6.10(d), (i) the Net Proceeds of such sale or other disposition of assets are applied as required by Section 2.11(b) and (ii) at the time of such sale or other disposition, and immediately after giving effect thereto, no Default shall have occurred and be continuing.

SECTION 6.11. Leases. The Company will not, and will not permit any Subsidiary to, enter into or remain liable upon any Operating Lease, except for Operating Leases which have Operating Lease Obligations of not more than $40,000,000 at any one time outstanding. The Company will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction except to the extent that the underlying sale, lease, Indebtedness, Liens (if applicable) or any other component of the transaction is otherwise permitted hereunder.

SECTION 6.12. Payments and Modification of Subordinated Indebtedness. The Company will not, and will not permit any Subsidiary to, directly or indirectly, declare, pay, make or set aside any amount for payment in respect of Subordinated Indebtedness, except for regularly scheduled payments of principal and interest at the non-default rate of interest (but no voluntary prepayments) in respect of such Subordinated Indebtedness and indemnity obligations payable pursuant to the Subordinated Indebtedness Documents, in each case made in full compliance with any and all subordination provisions applicable to such Subordinated Indebtedness. The Company will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness or any Indebtedness from time to time outstanding under the Subordinated Indebtedness Documents. Furthermore, the Company will not, and will not permit any Subsidiary to, amend the Subordinated Indebtedness Documents or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Subordinated Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Indebtedness is issued where such amendment, modification or supplement provides for the following or which has any of the following effects:

(a) increases the overall principal amount of any such Indebtedness or increases the amount of any single scheduled installment of principal or interest;

(b) shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

(c) shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness;

(d) increases the rate of interest accruing on such Indebtedness;

(e) provides for the payment of additional fees or increases existing fees;

(f) amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Company or any Subsidiary from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Company or such Subsidiary or which is otherwise materially adverse to the Borrower, any Subsidiary and/or the Lenders or, in the case of any such covenant, which places material additional restrictions on the Company or such Subsidiary or which requires the Company or such Subsidiary to comply with more restrictive financial ratios or which requires the Company or such Subsidiary to better its financial performance, in each case from that set forth in the existing applicable covenants in the Subordinated Indebtedness Documents or the applicable covenants in this Agreement; or

(g) amends, modifies or adds any affirmative covenant in a manner which (i) when taken as a whole, is materially adverse to the Borrower, any Subsidiary and/or the Lenders or (ii) is more onerous than the existing applicable covenant in the Subordinated Indebtedness Documents or the applicable covenant in this Agreement.

SECTION 6.13. Capital Expenditures. The Company will not, nor will it permit any Subsidiary to, expend, or be committed to expend, in excess of $50,000,000 (the “Maximum Capital Expenditures Amount”) for Capital Expenditures of the Company and its Subsidiaries during any fiscal year of the Company; provided that the Maximum Capital Expenditures Amount for any fiscal year shall be increased by an amount equal to the excess, if any (but in no event more than $5,000,000), of the Maximum Capital Expenditures Amount for the previous fiscal year (without giving effect to any adjustment in accordance with this proviso) over the actual amount of Capital Expenditures for such previous fiscal year.

SECTION 6.14. Non-Guarantor Subsidiaries; Guarantors Under Senior Subordinated Notes. The Company shall not permit (a) the portion of Consolidated EBITDA represented by Subsidiaries which are not Subsidiary Guarantors to exceed ten percent (10%) of the Company’s Consolidated EBITDA or (b) the total assets of the Subsidiaries which are not Subsidiary Guarantors to be equal to or greater than ten percent (10%) of the Company’s Consolidated Total Assets. In addition, the Company shall not at any time permit any Subsidiary to guaranty any other Indebtedness of a Borrower (including, without limitation, the obligations under the Senior Subordinated Note Indenture and/or the Senior Subordinated Notes) unless and until such Subsidiary has become a Subsidiary Guarantor pursuant to, and in accordance with the terms of, Sections 5.09 and 5.10 hereof.

SECTION 6.15. Financial Covenants.

(a) Minimum Interest Coverage Ratio. The Company will not permit the ratio, determined as of the end of each of its fiscal quarters ending on and after March 25, 2006 for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than:

(A) 3.0 to 1.0 commencing with and for the fiscal quarter ending on March 25, 2006 through the fiscal quarter ending in June 2006;

(B) 3.25 to 1.0 commencing with and for the fiscal quarter ending in September 2006 through the fiscal quarter ending in December 2006; and

(C) 3.5 to 1.0 commencing with and for the fiscal quarter ending in March 2007 and for each fiscal quarter thereafter.

(b) Maximum Leverage Ratio. The Company will not permit the ratio, determined as of the end of each of its fiscal quarters ending on and after March 25, 2006, of (i) Consolidated Total Indebtedness as of the last day of such fiscal quarter to (ii) Consolidated EBITDA for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter (such ratio, the “Total Leverage Ratio”), all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than:

(A) 4.75 to 1.0 commencing with and for the fiscal quarter ending on March 25, 2006 through the fiscal quarter ending in September 2006;

(B) 4.5 to 1.0 commencing with and for the fiscal quarter ending in December 2006 through the fiscal quarter ending in March 2007;

(C) 4.0 to 1.0 commencing with and for the fiscal quarter ending in June 2007 through the fiscal quarter ending in September 2007;

(D) 3.75 to 1.0 commencing with and for the fiscal quarter ending in December 2007 through the fiscal quarter ending June 2008; and

(E) 3.5 to 1.0 commencing with and for the fiscal quarter ending in September 2008 and for each fiscal quarter thereafter.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this

Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) (i) the Company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to organizational existence), 5.08, 5.09 or 5.10 or in Article VI or (ii) any Loan Document shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or the Company or any Loan Party takes any action for the purpose of terminating, repudiating or rescinding any Loan Document or any of its obligations thereunder not otherwise permitted hereunder;

(e) any Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) written notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender) or (ii) the date on which an officer of the Company knew or should have known of such failure;

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after all applicable grace periods;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, winding up, dissolution, liquidation, reorganization or other relief in respect of the Company or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking bankruptcy, winding up, dissolution, liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof (excluding amounts to the extent covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and with respect to which such insurer has been notified, and has not disputed the claim made for payment), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment, and the same shall remain undischarged, unstayed (including pursuant to an appeal), unvacated or unbonded, as appropriate, for a period of sixty (60) consecutive days;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document; or

(o) any Loan Document shall fail to remain in full force or effect or any action shall be taken or shall be failed to be taken to discontinue or to assert the invalidity or unenforceability of, or which results in the discontinuation or invalidity or unenforceability of, any Loan Document or any Lien in favor of the Administrative Agent under the Loan Documents, or such Lien shall not have the priority contemplated by the Loan Documents;

then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the Uniform Commercial Code.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. General. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, and on behalf of the Holders of Secured Obligations, and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vi) the perfection or priority of any of the Liens on any of the Collateral.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Co-Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

Except with respect to the exercise of setoff rights of any Lender, including the Issuing Bank, in accordance with Section 9.08, the proceeds of which are applied in accordance with this Agreement and the other Loan Documents, and subject to the agreements in the second succeeding paragraph, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Borrower or other Loan Party with respect to any Loan Document without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.

The Lenders, including the Issuing Bank, are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan or any Letter of Credit after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In its capacity, the Administrative Agent is a “representative” of the Holders of Secured Obligations within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Holder of Secured Obligations (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Holders of Secured Obligations. The Administrative Agent is further authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Holders of Secured Obligations any intercreditor agreements necessary or appropriate to subordinate Subordinated Indebtedness to the Secured Obligations. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Secured Obligations (other than contingent indemnity obligations and Secured Obligations in respect of Swap Agreements) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Company to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Company or any Subsidiary in respect of) all interests retained by the Company or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

The acknowledgments and agreements of any Lender in this Section 8.01 shall be deemed to be made by such Lender on behalf of itself and its Affiliates. For purposes of such acknowledgements and agreements, the term “Lender” shall include the Issuing Bank.

SECTION 8.02. PTR Scheme.

(i) In the event that the UK Subsidiary becomes a Foreign Subsidiary Borrower party hereto, each Revolving Lender (a) irrevocably appoints the Administrative Agent to act as syndicate manager under, and authorizes the Administrative Agent to operate, and take any action necessary or desirable under, the PTR Scheme in connection with this Agreement, (b) shall cooperate with the Administrative Agent in completing any procedural formalities necessary under the PTR Scheme, and shall promptly supply to the Administrative Agent such information as the Administrative Agent may request in connection with the operation of the PTR Scheme, and (c) without limiting the liability of the UK Borrower under this Agreement, shall, within five (5) Business Days of demand, indemnify the Administrative Agent for any liability or loss incurred by the Administrative Agent as a result of the Administrative Agent acting as syndicate manager under the PTR Scheme in connection with such Lender’s participation in any Borrowing (except to the extent that the liability or loss arises directly from the Administrative Agent’s gross negligence or willful misconduct).

(ii) The UK Borrower acknowledges that it is fully aware of its contingent obligations under the PTR Scheme and shall (a) promptly supply to the Administrative Agent such information as the Administrative Agent may request in connection with the operation of the PTR Scheme and (b) act in accordance with any provisional notice issued by H.M. Revenue & Customs under the PTR Scheme.

(iii) Each of the parties hereto acknowledge that the Administrative Agent (a) is entitled to rely completely upon information provided to it in connection with subparagraphs (i) or (ii) above, (b) is not obliged to undertake any inquiry into the accuracy of such information, nor into the taxation status of any Lender or, as the case may be, UK Borrower providing such information and (c) shall have no liability to any Person for the accuracy of any information the Administrative Agent submits in connection with sub-paragraph (i)(a) above.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Borrower, to it c/o Central Garden & Pet Company, 1340 Treat Boulevard, Suite 600, Walnut Creek, California 94597, Attention of Roger J. Fleischmann (Facsimile No. (925) 947-0438);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, National Association, Loan and Agency Services Group, 10 South Dearborn Street, 19th Floor, Suite IL1-0010, Chicago, Illinois 60603-2003, Attention of Deborah Turner (Facsimile No. (312) 385-7096);

(iii) if to the Issuing Bank, to it at JPMorgan Chase Bank, National Association, Global Trade Services, Regional Processing Center, 333 South Grand Avenue, Suite 3600, Los Angeles, California, Attention of Danny Blagojevic, Vice President & Manager, (Facsimile No. (213) 621-8079);

(iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, National Association, Loan and Agency Services Group, 10 South Dearborn Street, 19th Floor, Suite IL1-0010, Chicago, Illinois 60603-2003, Attention of Deborah Turner (Facsimile No. (312) 385-7096); and

(v) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.20, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than (a) a waiver of the application of the default rate of interest pursuant to Section 2.13(c) hereof or (b) as a result of a change in the definition of Total Leverage Ratio or any of the components thereof or the method of calculation thereof), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this

Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) other than pursuant to a transaction permitted by the terms of this Agreement or any other Loan Document, (x) release all or substantially all of the Collateral or (y) release the Company or all or substantially all of the Subsidiary Guarantors from, their respective obligations under Article X or the Subsidiary Guaranties, as applicable, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Company shall pay (i) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable, documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable, documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented, out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Company under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with (i) lien searches, (ii) taxes, fees and other charges for filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens and the Collateral and (iii) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take.

(b) The Company shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or agreement or instrument contemplated hereby or thereby, the performance by the parties of this Agreement or any other Loan Document of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender or any Related Party of any of them under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company; provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loans from a Lender to an Affiliate, or an Approved Fund, of such Lender; and

(C) the Issuing Bank; provided that no consent of the Issuing Bank shall be required for an assignment of any Term Loans from a Lender to an Affiliate, or an Approved Fund, of such Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate, or an Approved Fund, of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) with respect to a Revolving Commitment or Revolving Credit Exposure, the lesser of $5,000,000 and the remaining amount of such Lender’s Revolving Credit Exposure or Revolving Commitment and (y) with respect to Term Loans, the lesser of $1,000,000 and the remaining amount of such Lender’s Term Loans, unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except in the case of an assignment from a Lender to an Affiliate, or an Approved Fund, of such Lender); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information

(which may contain material non-public information about the Company and its affiliates, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(ii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iii) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Company, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender or the Borrower may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction or against any Lender, as the case may be.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Each Foreign Subsidiary Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by a Subsidiary Guarantor which is a Foreign Subsidiary). Said designation and appointment shall be irrevocable by each such Foreign Subsidiary Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Foreign Subsidiary Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Foreign Subsidiary Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.23. Each Foreign Subsidiary Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Foreign Subsidiary Borrower at its address set forth in the Borrowing Subsidiary Agreement to which it is a party or to any other address of which such Foreign Subsidiary Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company). Each Foreign Subsidiary Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Subsidiary Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign Subsidiary Borrower. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality.

(a) Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g)

with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Company or any of its Subsidiaries. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS (AND THEIR AFFILIATES, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES) AND ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

ARTICLE X

Company Guarantee

In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Secured Obligations of such other Borrowers. The Company further agrees that the due and punctual payment of such Secured Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Secured Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Secured Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Secured Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Secured Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Secured Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Secured Obligations; (g) the enforceability or validity of the Secured Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Secured Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Secured Obligations, for any reason related to this Agreement, any Swap Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Secured Obligations, of any of the Secured Obligations or otherwise affecting any term of any of the Secured Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

Without limiting the waivers in the foregoing paragraph, the Company hereby further waives:

(a) any defense arising by reason of or deriving from (1) an election of remedies by the Administrative Agent and the Holders of Secured Obligations or (2) any election by the Administrative Agent and the Holders of Secured Obligations under Section 1111(b) of the Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) to limit the amount of, or any collateral securing, its claim against the Company or any other guarantor of the Secured Obligations;

(b) pursuant to California Civil Code Section 2856, all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Company’s rights of subrogation and reimbursement against any other Borrower or guarantor of the Secured Obligations;

(c) the benefits of Section 2815 of the California Civil Code (or any similar law in any other jurisdiction) purporting to allow a guarantor to revoke a continuing guaranty with respect to any transactions occurring after the date of the guaranty; and

(d) the Company’s right, under Sections 2845 or 2850 of the California Civil Code, or otherwise, to require the Administrative Agent and the other Holders of Secured Obligations to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Holders of Secured Obligations has or may have against any other Borrower or guarantor of the Secured Obligations or any third party, or against any collateral provided by any other guarantor of the Secured Obligations, or any third party; and the Company further waives any defense arising by reason of any disability or other defense (other than the defense that the Secured Obligations shall have been fully and finally performed and indefeasibly paid) of any other Borrower or guarantor of the Secured Obligations or by reason of the cessation from any cause whatsoever of the liability of such other Borrowers or guarantors in respect thereof.

WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS GUARANTEE, THE COMPANY HEREBY ABSOLUTELY, KNOWINGLY, UNCONDITIONALLY, AND EXPRESSLY WAIVES AND AGREES NOT TO ASSERT ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE SECTIONS 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2825, 2839, 2845, 2848, 2849, AND 2850, AND CALIFORNIA UNIFORM COMMERCIAL CODE SECTIONS 3116, 3118, 3119, 3419, 3605.

In accordance with Section 9.09 hereof, this Agreement shall be construed in accordance with and governed by the law of the state of New York. The foregoing referenced provisions of California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the referenced provisions of California law are in any way applicable to this Agreement or to any of the Secured Obligations.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Secured Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, the Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, the Issuing Bank or any Lender in favor of any Borrower or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Secured Obligations, any impossibility in the performance of any of the Secured Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Secured Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Bank or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, the Issuing Bank or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, the Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, the Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of such Secured Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Secured Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Secured Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, the Issuing Bank or any Lender, disadvantageous to the Administrative Agent, the Issuing Bank or any Lender in any material respect, then, at the election of the Administrative Agent, the Company shall make payment of such Secured Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, the Issuing Bank and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Secured Obligations owed by such Borrower to the Administrative Agent, the Issuing Bank and the Lenders.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Secured Obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CENTRAL GARDEN & PET COMPANY, as the Company

By:	/s/ Roger J. Fleischmann, Jr.
Name:	Roger J. Fleischmann, Jr.
Title:	Vice President and Treasurer

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent, the Issuing Bank, the Swingline Lender and a Lender

By:	/s/ Sanjna R. Daphtary
Name:	Sanjna R. Daphtary
Title:	Associate

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as Syndication Agent and a Lender

By:	/s/ J. Casey Cosgrove
Name:	J. Casey Cosgrove
Title:	Vice President

Signature Page to Credit Agreement

CIBC WORLD MARKETS CORP., as a Co-Documentation Agent

By:	/s/ Dean J. Decker
Name:	Dean J. Decker
Title:	Managing Director

CIBC, INC., as a Lender

By:	/s/ Dean J. Decker
Name:	Dean J. Decker
Title:	Managing Director

CIBC WORLD MARKETS CORP., as Agent
CANADIAN IMPERIAL BANK COMMERCE, as an Issuing Bank with respect to the Existing Letter of Credit

By:	/s/ Dean J. Decker
Name:	Dean J. Decker
Title:	Managing Director

CIBC WORLD MARKETS CORP., as Agent

Signature Page to Credit Agreement

SUNTRUST BANK, as an Issuing Bank with respect to the Existing Letters of Credit, a Co-Documentation Agent and a Lender

By:	/s/ Mike Lapresi
Name:	Mike Lapresi
Title:	Managing Director

Signature Page to Credit Agreement

UNION BANK OF CALIFORNIA, N.A., as a Co-Documentation Agent and a Lender

By:	/s/ J. William Bloore
Name:	J. William Bloore
Title:	Vice President

Signature Page to Credit Agreement

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Margarita Chichioco
Name:	Margarita Chichioco
Title:	Vice President

Signature Page to Credit Agreement

HARRIS N.A., as a Lender

By:	/s/ C. Scott Place
Name:	C. Scott Place
Title:	Director

Signature Page to Credit Agreement

COOPERATIEVE CENTRALE RAIFFEISENBOERENLEENBANK B.A. “RABOBANK INTERNATIONAL” NEW YORK BRANCH, as Lender

By:	/s/ R. Clay Jackson
Name:	R. Clay Jackson
Title:	Executive Director

By:	/s/ Rebecca O. Morrow
Name:	Rebecca O. Morrow
Title:	Executive Director

Signature Page to Central Garden and Pet Company Credit Agreement

BNP PARIBAS, as a Lender

By:	/s/ Pierre Nicholas Rogers
Name:	Pierre Nicholas Rogers
Title:	Managing Director

By:	/s/ Katherine Wolfe
Name:	Katherine Wolfe
Title:	Managing Director

Signature Page to Credit Agreement

LASALLE BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Adam F. Lutostanski
Name:	Adam F. Lutostanski
Title:	AVP

Signature Page to Credit Agreement

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/s/ Dwayne L. Coker
Name:	Dwayne L. Coker
Title:	Duly Authorized Signatory

Signature Page to Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mark S. Supple
Name:	Mark S. Supple
Title:	Director & Vice President

Signature Page to Credit Agreement

ING CAPITAL, LLC, as a Lender

By:	/s/ Marcy Lyons
Name:	Marcy Lyons
Title:	Director

Signature Page to Credit Agreement

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Janet E. Jordan
Name:	Janet E. Jordan
Title:	Vice President

Signature Page to Credit Agreement

CoBank, ACB as a Lender

By:	/s/ S. Richard Dill
Name:	S. Richard Dill
Title:	Vice President

Signature Page to Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Robert P. Reynolds
Name:	Robert P. Reynolds
Title:	Vice President & Senior Relationship Manager

Signature Page to Credit Agreement

CALYON NEW YORK BRANCH, as a Lender

By:	/s/ Dianne M. Scott
Name:	Dianne M. Scott
Title:	Managing Director

By:	/s/ Ronald G. Moore
Name:	Ronald G. Moore
Title:	Director

Signature Page to Credit Agreement

FARM CREDIT SERVICES OF AMERICA, PCA, as a Lender

By:	/s/ Steven L. Moore
Name:	Steven L. Moore
Title:	Vice President

Signature Page to Credit Agreement

GREENSTONE FARM CREDIT SERVICES, ACA/FLCA, as a Lender

By:	/s/ Ben Mahlich
Name:	Ben Mahlich
Title:	AVP/ Lending Officer

Signature Page to Credit Agreement

SCHEDULE 2.01

COMMITMENTS

Revolving Commitments

LENDER	REVOLVING COMMITMENT
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION	$30,000,000
BANK OF AMERICA, N.A.	$30,000,000
CIBC, INC.	$25,000,000
SUNTRUST BANK	$25,000,000
UNION BANK OF CALIFORNIA, N.A.	$25,000,000
WELLS FARGO BANK, N.A.	$20,000,000
HARRIS N.A.	$20,000,000
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK INTERNATIONAL” NEW YORK BRANCH	$20,000,000
BNP PARIBAS	$20,000,000
LASALLE BANK, NATIONAL ASSOCIATION	$10,000,000
GENERAL ELECTRIC CAPITAL CORPORATION	$10,000,000
WACHOVIA BANK, NATIONAL ASSOCIATION	$15,000,000
ING CAPITAL, LLC	$15,000,000
U.S. BANK NATIONAL ASSOCIATION	$15,000,000
COBANK, ACB	$15,000,000
HSBC BANK USA, NATIONAL ASSOCIATION	$15,000,000
CALYON NEW YORK BRANCH	$15,000,000
FARM CREDIT SERVICES OF AMERICA, PCA	$12,500,000
GREENSTONE FARM CREDIT SERVICES, ACA/FLCA	$12,500,000

AGGREGATE REVOLVING COMMITMENT	$350,000,000

SCHEDULE 2.01

COMMITMENTS

Tranche B Term Loan Commitments

LENDER	TRANCHE B TERM LOAN COMMITMENT
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION	$228,000,000
BANK OF AMERICA, N.A.	$2,500,000
CIBC, INC.	$1,000,000
SUNTRUST BANK	$7,000,000
UNION BANK OF CALIFORNIA, N.A.	$7,000,000
HARRIS N.A.	$7,000,000
COÖPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A., “RABOBANK INTERNATIONAL” NEW YORK BRANCH	$7,000,000
BNP PARIBAS	$7,000,000
LASALLE BANK, NATIONAL ASSOCIATION	$2,500,000
GENERAL ELECTRIC CAPITAL CORPORATION	$19,000,000
WACHOVIA BANK, NATIONAL ASSOCIATION	$3,000,000
ING, CAPITAL LLC	$3,000,000
U.S. BANK NATIONAL ASSOCIATION	$3,000,000
COBANK, ACB	$3,000,000

AGGREGATE TRANCHE B TERM LOAN COMMITMENT	$300,000,000

SCHEDULE 2.02

MANDATORY COST

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan in Pounds Sterling:

AB +C(B D) +E × 0.01 per cent. per annum

          100 (A +C)

(b)	in relation to a Loan in any currency other than Pounds Sterling:

E ×0.01 per cent. per annum.

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.13(c) payable for the relevant Interest Period on the Loan).

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e)	“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

(f)	“Reference Banks” means, in relation to Mandatory Cost, the principal London offices of JPMorgan Chase Bank, N.A.

(g)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(h)	“Unpaid Sum” means any sum due and payable but unpaid by any Borrower under the Loan Documents.

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6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(i)	the jurisdiction of its Facility Office; and

(j)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

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12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Company and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

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